27-CV-12-9430	Filed in Fourth Judicial District Court 6/4/2014 11:40:59 AM Hennepin County Civil, MN

Exhibit 99.1

MEDTRONIC, INC.

REPORT OF THE SPECIAL LITIGATION COMMITTEE

May 30, 2014

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TABLE OF CONTENTS

EXECUTIVE SUMMARY	1

I. Derivative Demand Letters and Suits	2

A. Demand Letters	2

1. First Shareholder Demand Letter	2

2. Second Shareholder Demand Letter	3

3. Third Shareholder Demand Letter	4

B. Derivative Suits	4

1. Shareholder Derivative Action in Federal Court	4

2. Shareholder Derivative Actions in State Court	5

II. Medtronic, Inc.	6

A. History	6

B. Organization	6

C. Corporate Governance	8

III. Director and Officer Defendants	11

A. Director Defendants	11

B. Officer Defendants	18

IV. The SLC	20

A. Establishment of the SLC	20

B. The SLC’s Members	21

1. Professor John H. Matheson	21

2. The Honorable George F. McGunnigle	23

C. Retention of Counsel	24

D. Overview of the SLC’s Investigation Methodology	26

E. Document Review	27

F. Interviews	29

G. SLC Meetings	31

H. Experts	32

1. Paul Walsh, CPA	32

2. Dr. David Tabek	32

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I. Product Examination	33

J. Analysis and Deliberations	33

V. INFUSE®	33

A. Development and Approval	33

B. Off-Label Use of INFUSE®	36

1. Market Awareness	36

2. Medtronic’s Office of Medical Affairs	37

3. Development of Medtronic’s Global Policy Regarding Off-Label Uses of Medtronic Products	40

4. Evolution of Medtronic’s Compliance Department	42

5. Compliance Training	43

C. Development of Controversy Over INFUSE®	44

1. Qui Tam Litigation	44

2. FDA Public Health Notification	45

3. Department of Justice Investigation	47

4. Securities Class Action Litigation	48

5. Senate Finance Committee Investigation	49

6. Medical Journal Articles and Academic Debate	50

VI. Description of Claims and Core Legal Concepts	55

A. Law Governing Proceedings of an SLC	55

B. Claims Alleged in Demand Letters and Derivative Complaints	56

C. Legal Principles Applicable to Demands and Derivative Claims	57

1. Breach of Fiduciary Duties	57

2. Gross Mismanagement/Abuse of Control	62

3. Corporate Waste	62

4. Unjust Enrichment	63

5. Restitution	64

6. Securities Misrepresentation Claims in a Derivative Suit	64

7. Section 14(a) of the Securities Exchange Act of 1934	65

VIII. The SLC’s Conclusions	65

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EXECUTIVE SUMMARY

Medtronic Inc.’s Board of Directors formed this special litigation committee (the “SLC”) to investigate and evaluate six shareholders’ claims, made between March 2012 and April 2014, against certain named members of Medtronic’s Board of Directors, four named officers, and generally described but unnamed individuals. The claims came in three letters demanding action and in three derivative lawsuits. The allegation at the core of the claims is that Medtronic’s directors and officers violated their fiduciary duties by wilfully encouraging or consciously allowing its Spine business unit employees and physician-consultants to engage in a concerted, division-wide course of conduct in violation of the Federal Food, Drug, and Cosmetic Act by promoting one of its medical devices, INFUSE®, for uses that the FDA has not approved, and that this off-label promotion led to various associated legal violations, such as violations of securities, anti-kickback, and false-claims laws.

The SLC has spent eighteen months investigating the claims raised in the demand letters and derivative complaints. It has reviewed thousands of documents; interviewed sixty witnesses; received reports from counsel, experts, and investigators; considered the applicable law; and deliberated at length. In doing so, the SLC has been mindful of its obligation to undertake a comprehensive weighing and balancing of the legal, ethical, commercial, professional, public relations, fiscal and other factors common to reasoned business decisions. The SLC has concluded that it is not in Medtronic’s best interests to pursue any of the derivative claims against any of the current or former officers, directors, employees, or physician-consultants who have been explicitly or implicitly identified in the demand letters and derivative complaints.

Consequently, the SLC will inform the shareholders who made demands that it rejects those demands as not being in Medtronic’s best interests. The SLC will also move the respective

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courts for dismissal with prejudice of the consolidated suits Himmel v. Gary L. Ellis et al. and Saratoga Advantage Trust v. Arthur D. Collins, Jr. et al., currently pending in Hennepin County District Court for the State of Minnesota,1 and Kokocinski v. Arthur D. Collins, Jr. et al., currently pending in the United States District Court for the District of Minnesota.2

I.	Derivative Demand Letters and Suits[3]

A.	Demand Letters

1.	First Shareholder Demand Letter

On April 24, 2012, counsel for shareholder Richard Hockstein wrote to the Board of Directors of Medtronic and demanded that the Board institute litigation against fourteen of its officers and directors. The letter alleges that the officers and directors caused Medtronic to promote INFUSE® to physicians for off-label use and falsely represent that physician acceptance, rather than off-label promotion, was the reason for the hundreds of millions of dollars in INFUSE® sales. These allegedly misleading statements, Hockstein claims, led to the $85 million settlement of a resulting securities-fraud class action case. He also claims that because of off-label promotion and associated malfeasance, the millions of dollars in salaries and other payments to the officers and directors were wrongful. The letter also contains allegations that the officers and directors breached their fiduciary duties to Medtronic by authorizing $2.8 billion of stock repurchases. As a remedy, Hockstein demands that Medtronic seek damages

1 Case No. 27-CV-12-9430. Prior to consolidation, Saratoga Advantage Trust v. Arthur D. Collins, Jr. et al., was Case No. 27-CV-12-11179.

2 Case No. 12-CV-00633.

3 The demand letters and operative shareholder complaints as filed are attached at Appendix A. The SLC reviewed an unredacted version of the Kokocinski amended complaint.

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from the officers and directors and implement stronger internal controls to prevent a reoccurrence of the wrongful acts.

In response, by a resolution adopted August 23, 2012, the Board formed the SLC to investigate and consider Medtronic’s legal rights and remedies related to the claims raised in Hockstein’s letter and determine whether those rights and remedies should be pursued.4

2.	Second Shareholder Demand Letter

On November 5, 2012, counsel for shareholder Jennifer Howard wrote to Medtronic’s Board of Directors and demanded that the Board institute litigation against unspecified officers or employees who breached their fiduciary duties or violated the law. Howard did not identify any officer or employee by name or identify specific legal violations. Howard generally alleges that officers and employees of Medtronic engaged in a scheme with physician-consultants, supported by illegitimate financial relationships, to improperly promote the off-label use of INFUSE® by having Medtronic employees participate in the drafting and editing of articles for publication in peer-reviewed medical journals. The resulting articles, she claims, were more favorable towards INFUSE® than was merited. As a remedy, Howard demands that Medtronic bring claims against responsible officers or employees, commence claw-back litigation against the physician-consultants who published the articles, and institute actions to reform and improve Medtronic’s corporate governance.

Medtronic’s Board of Directors, in a resolution dated December 6, 2012, expanded the SLC’s charge to explicitly include the claims in Howard’s letter.

4 The relevant Board resolutions relating to the creation and expansion of the SLC’s role are attached at Appendix B. The exhibits referenced in the resolutions are attached at Appendix A and so are not included here.

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3.	Third Shareholder Demand Letter

On July 25, 2013, counsel for shareholder William A. Houston wrote Omar Ishrak, Chief Executive Officer of Medtronic, demanding that the Board undertake an internal investigation and commence a civil action against seventeen of its officers and directors. The letter generally alleges that Medtronic management engaged in a scheme with physician-consultants to downplay the risks of INFUSE®; failed to disclose that once the risks of INFUSE® were revealed, its use would decrease and sales would fall, thereby making Medtronic’s financial statements materially false and misleading and causing the price of Medtronic stock to drop when the truth was revealed; and failed to establish and maintain adequate internal and financial controls. As a remedy, Houston demands that Medtronic commence an action against certain officers and directors to recover damages sustained by Medtronic.

By resolution dated August 22, 2013, the Board expanded the SLC’s charge to include Houston’s demands.

B.	Derivative Suits

1.	Shareholder Derivative Action in Federal Court

On March 12, 2012, shareholder Charlotte Kokocinski filed a shareholder derivative complaint in the United States District Court for the District of Minnesota against seventeen of Medtronic’s officers and directors and Medtronic as the nominal defendant.

On March 25, 2013, the court found that Kokocinski had not made a demand for action on the Board and had failed to establish demand futility on all of her claims; therefore, the court dismissed her complaint with leave to file an amended complaint. In its resolution dated June 20, 2013, the Board reconfirmed that the charge of the SLC included the authority to investigate and determine whether to pursue any presently pending or future derivative claims that arise out

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of or relate to the following: INFUSE®; physician payments; alleged violations of securities laws like those raised in the demand letters and the Himmel derivative case discussed below; and any claims alleged in any amended derivative complaint filed in Kokocinski.

On April 23, 2014, Kokocinski filed an amended complaint. Both the original and amended complaints generally allege the same claims as those alleged in the demand letters, including a claim that Medtronic’s 2011 proxy statement was false and misleading. The amended complaint contains additional factual detail, which the SLC has considered. Kokocinski seeks damages sustained by Medtronic because of the defendants’ actions and a declaration that Medtronic must take all necessary actions to reform and improve its corporate governance and internal procedures.

2.	Shareholder Derivative Actions in State Court

On May 2, 2012, shareholder Daniel Himmel filed a shareholder derivative action in Hennepin County District Court for the State of Minnesota—without first making a demand on the Board—against sixteen of Medtronic’s officers and directors and Medtronic as the nominal defendant. Himmel’s complaint generally mirrors the claims summarized above.

On May 14, 2012, the Saratoga Advantage Trust: Saratoga Large Cap Growth Portfolio (“Saratoga”), a mutual fund, filed a derivative complaint in Hennepin County District Court for the State of Minnesota without making a prior demand on the Board. Saratoga’s claims are similar to those in Himmel’s complaint, and the court consolidated the two cases on June 13, 2012. On May 2, 2013, the court stayed the consolidated Himmel/Saratoga suits pending the SLC’s decision.

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II.	Medtronic, Inc.

A.	History

In 1949, Earl Bakken, an engineer from Minnesota, founded Medtronic as a medical device repair shop in his garage. In 1957, in collaboration with the famous open-heart surgeon Dr. C. Walton Lillehei, Bakken invented the first battery-powered, external, portable pacemaker. It was a great success, and other inventions developed in collaboration with other physicians followed. By 1960, on the strength of its medical technology research and development, Medtronic had become a public company.

Today, Medtronic, headquartered in Fridley, Minnesota, is one of the nation’s largest medical device development companies, with sales of $16.6 billion and a market cap in excess of $47 billion for the fiscal year ending April 2013. During fiscal year 2013, Medtronic earned $3.5 billion, paid its stockholders $1.021 billion in dividends, and repurchased 31 million shares of its common stock. Medtronic employs 46,000 people and supplies medical technology to physicians and patients in over 140 countries worldwide. It manufactures most of its products at 43 manufacturing facilities all over the world, including the United States, Canada, France, Ireland, Italy, Mexico, The Netherlands, The People’s Republic of China, Singapore, and Switzerland.

B.	Organization

Medtronic organizes its business into two groups—the Cardiac and Vascular Group and the Restorative Therapies Group. At present, each group is comprised of four business units.

The Cardiac and Vascular Group, which had net sales of $8.7 billion in fiscal year 2013 (approximately 53% of Medtronic’s net sales), includes the following businesses: Cardiac Rhythm Disease Management, Coronary, Structural Heart, and Endovascular. Cardiac Rhythm

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Disease Management is the oldest and largest of Medtronic’s business units and emphasizes diagnosing, treating, and managing heart rhythm disorders and heart failures, focusing on pacemakers and defibrillators. Its sales for fiscal year 2013 were $4.9 billion—approximately 30% of Medtronic’s total net sales. The Coronary business, approximately 11% of Medtronic’s net sales, treats coronary artery disease by improving blood flow with stents and catheters. The Endovascular Therapies business develops stents and catheters to treat aneurysms in the aorta and narrowed arteries beyond the heart and brain, comprising approximately 5% of Medtronic’s total net sales. The Structural Heart business offers therapies for a variety of heart valve disorders, including products to repair and replace heart valves, and makes up about 7% of Medtronic’s total net sales.

Medtronic’s second business group, the Restorative Therapies Group, had net sales of $7.9 billion in fiscal year 2013 (approximately 47% of Medtronic’s net sales), and consists of the following business units: Diabetes, Neuromodulation, Surgical Technologies, and Spine. The Diabetes business, 9% of Medtronic’s total net sales, develops diabetes management solutions, including glucose monitoring systems. The Neuromodulation business, 11% of total net sales, creates implantable neurostimulation and targeted drug delivery systems for management of chronic pain and other disorders. The Surgical Technologies business, 9% of total net sales, markets products and therapies to treat diseases and conditions of the ear, nose, and throat and certain neurological disorders. The Spine business unit (“Spine”) develops and markets medical devices and implants, including rods, pedicle screws, biologics products, interbody devices, minimally invasive tools, and INFUSE®. These medical devices and implants treat a variety of conditions affecting the spine, including degenerative disc disease, spinal deformity, spinal tumors, fractures of the spine, and stenosis. Spine’s net sales in fiscal year 2013 were $3.1

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billion—approximately 19% of Medtronic’s total net sales. INFUSE® sales accounted for approximately $500 million, or 16%, of the Spine business unit’s sales and approximately 3% of Medtronic’s sales.

C.	Corporate Governance

Medtronic’s Board of Directors consists of eleven members who are elected annually by the shareholders for terms of one year. Ten of the members are independent, non-management directors, and the eleventh is Medtronic’s Chairman and Chief Executive Officer, Omar Ishrak. The Board follows the Principles of Corporate Governance it first adopted in 1996 and revised most recently in 2012.5 The Board holds six regular meetings each year. At each regularly scheduled Board meeting, the non-management directors meet in executive sessions without management present. The Board, and each committee, may engage outside counsel, accountants, experts, and other advisors for assistance as necessary. The Board has five standing committees: Audit, Compensation, Finance, Corporate Governance, and Quality & Technology.

All standing committees update the full Board regarding the content of their meetings. The Chief Executive Officer, business unit presidents, or other pertinent business unit representatives also report to the Board as appropriate. Medtronic’s legal team keeps the Board up-to-date on significant litigation involving Medtronic.

The Audit Committee represents and assists the Board in overseeing Medtronic’s financial reporting; the performance of Medtronic’s independent auditor, PricewaterhouseCoopers; and Medtronic’s compliance with legal and regulatory requirements. The Audit Committee meets before each of the six Board meetings and an additional four times

5 The Principles of Corporate Governance and the current charters of each standing committee can be found on Medtronic’s website.

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per year to review the quarterly financial reports and disclosures. It also holds additional meetings as needed.

The Audit Committee and the full Board are actively involved with Medtronic’s compliance function, provide continual oversight, and regularly look for ways to improve it. The Audit Committee members review and analyze the compliance logs, discuss the specific processes and training in place, ensure that the investigation of and discipline for compliance violations is adequate, and regularly communicate with Medtronic’s Chief Compliance Officer in separate, private meetings to ensure that compliance at Corporate and the individual business units have adequate resources and personnel. All of these practices and procedures are continuing.

The Compensation Committee assists the Board with employee compensation and has the authority to retain a compensation consultant—currently Frederic W. Cook & Co., Inc. The Compensation Committee, with the assistance of the compensation consultant, annually reviews and approves executive and senior management compensation programs. It also determines and administers Medtronic’s incentive-compensation and equity-based compensation.

The Corporate Governance Committee determines director compensation and benefits. It also monitors corporate governance trends and develops and recommends a set of corporate governance principles to the Board.

The Finance Committee reviews and approves significant capital expenditures, mergers, acquisitions, and other debt and equity investments. It also reviews and approves management’s recommendations to the Board regarding dividends and stock repurchase authorizations.

The Quality & Technology Committee oversees risk management in the area of product quality and safety, including reviewing Medtronic’s processes to monitor and control product

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quality and safety. It also oversees the innovation of Medtronic, including monitoring the overall effectiveness of research and development and conducting targeted reviews of the intellectual property strategy and portfolio.

Since November 2004, all financial disclosures have been reviewed by Medtronic’s Disclosure Committee. Committee membership includes representatives from Executive Management, Corporate Audit, Corporate Finance, Investor Relations, Legal, and Public Relations, with the Chief Financial Officer as Chair. The Disclosure Committee meets quarterly to evaluate potential disclosures for inclusion in the Earnings Release, Quarterly Commentary, or other financial-statement-related filings and discuss disclosure considerations and requirements. The Disclosure Committee also meets on an as-needed basis to review press releases or other disclosures.

The disclosures in the 10-Ks and 10-Qs relating to particular business units are initially drafted by the finance and legal departments of those business units. The 10-Ks and 10-Qs are reviewed at the Corporate level, and the financial statements are reviewed by Medtronic’s independent auditor, PricewaterhouseCoopers. The Audit Committee, the Chief Executive Officer, and the Chief Financial Officer all independently review each 10-K and 10-Q, and they are signed and certified as required by the securities laws. Medtronic’s Audit Committee meets quarterly to discuss the 10-K or 10-Q and related press release. Medtronic’s Chief Executive Officer and members of the Disclosure Committee also attend this Audit Committee meeting, and the Chief Financial Officer and Corporate Controller report on the income statements, business unit revenue, market expectations, and other relevant topics. PricewaterhouseCoopers also reports on the financial statements. The Audit Committee discusses the changes and updates to the financial statements and whether any additional disclosures are needed.

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III.	Director and Officer Defendants

A.	Director Defendants

The directors and former directors listed below are named in at least one of the demand letters or shareholder complaints.

Richard H. Anderson has served on Medtronic’s Board of Directors since 2002. Mr. Anderson received his J.D. from the South Texas College of Law. He served as Northwest Airlines Corp.’s Chief Executive Officer from 2001 to 2004. He worked for UnitedHealth Group Inc. from 2004 to 2007—first as Chief Executive Officer of its subsidiary Ingenix, and then as Executive Vice President of UnitedHealth Group Inc. and President of the Commercial Services Group. He has been the Chief Executive Officer of Delta Air Lines, Inc. since 2007. Mr. Anderson currently serves as Chairman of the International Air Transport Association Board of Governors, is a member of Cargill Inc.’s Board of Directors, and has previously served on Xcel Energy Inc.’s Board of Directors.

Michael R. Bonsignore was a member of Medtronic’s Board of Directors from 1999 to 2007. He was a member of Medtronic’s Audit Committee from 2001 to 2007, and its Chair in 2006 and 2007. Prior to serving on Medtronic’s Board, he served as Chairman of the Board and Chief Executive Officer of Honeywell Inc. from 1993 to 1999. He served as Chief Executive Officer of Honeywell International Inc. from 1999 to 2001, and Chairman and Chief Executive Officer of Honeywell International Inc. from 2000 until his retirement in 2001. Mr. Bonsignore is currently a member of the National Geographic Society Board of Trustees.

William R. Brody served on Medtronic’s Board of Directors from 1998 to 2007. Dr. Brody was a member of Medtronic’s Audit Committee from 1998 to 2000. Dr. Brody received his B.S. and M.S. in electrical engineering from the Massachusetts Institute of Technology, and

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his Ph.D. in electrical engineering and his M.D. from Stanford University. Dr. Brody was Provost of the Academic Health Center at the University of Minnesota from 1994 to 1996, President of Johns Hopkins University from 1996 to 2009, and is currently President of the Salk Institute for Biological Studies, a non-profit scientific research institution. Dr. Brody also serves on the boards of IBM Corp., Biomed Realty Trust, and has served on the board of Novartis AG. He is a trustee of the W.M Keck Foundation and Stanford University.

David C. Calhoun served on Medtronic’s Board of Directors from 2007 to 2012, and served as a member of Medtronic’s Audit Committee during his entire tenure on the Board. Prior to serving on Medtronic’s Board, he spent twenty-seven years at General Electric and moved through a variety of general management roles, including running the audit department and implementing General Electric’s compliance program. When Mr. Calhoun left General Electric in 2006, he was Vice Chairman, second in command to the Chief Executive Officer. Mr. Calhoun joined Nielsen Holdings N.V. as its Chief Executive Officer, a position he held from 2006 to 2012. He remains Executive Chairman of the Board. He is currently Senior Managing Director and the Head of Private Equity Portfolio Operations with Blackstone, a private equity firm. Mr. Calhoun also serves on the boards of Caterpillar Inc. and The Boeing Company.

Scott C. Donnelly has served on Medtronic’s Board of Directors since 2013. Prior to serving on Medtronic’s Board, Mr. Donnelly worked at General Electric beginning in 1989, where he held various management positions until he was named President and Chief Executive Officer of GE Aviation. In 2008, Mr. Donnelly moved to Textron Inc. as Executive Vice President and Chief Operating Officer. He was appointed to Textron’s Board in 2009, named Textron’s Chief Executive Officer in 2009, and Chairman of the Board in 2010. Mr. Donnelly

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received a B.S. in electrical and computer engineering from the University of Colorado at Boulder, where he serves on the Engineering Advisory Committee.

Victor J. Dzau has served on Medtronic’s Board of Directors since 2008. Dr. Dzau received his M.D. from McGill University in Quebec, Canada. From 1996 to 2004, he was the Hersey Professor of Theory and Practice of Medicine at the Harvard Medical School and Chair of the Department of Medicine, Physician in Chief and Director of Research at Brigham and Women’s Hospital. In 2004, he was appointed Chancellor for Health Affairs at Duke University and President and Chief Executive Officer of Duke University Health System. He previously served as Chairman of the National Institutes of Health Cardiovascular Disease Advisory Committee, and served on the Advisory Committee to the Director of the National Institutes of Health. In July 2014, Dr. Dzau will begin a six-year term as president of the Institute of Medicine, an independent, non-profit organization that works outside of government to provide unbiased and authoritative advice to decision makers and the public. Dr. Dzau also serves on the board of Alnylam Pharmaceuticals, Inc., and is a former board member of PepsiCo Inc. and Genzyme Corp.

Shirley Ann Jackson has served on Medtronic’s Board of Directors since 2002. She has been a member of the Audit Committee since 2007, and its Chair since 2012. Dr. Jackson studied theoretical physics at the Massachusetts Institute of Technology and received her Ph.D. in nuclear physics in 1973. She was a theoretical physicist at the former AT&T Bell Laboratories from 1976 to 1991, a professor of theoretical physics at Rutgers University from 1991 to 1995, and Chairman of the U.S. Nuclear Regulatory Commission from 1995 to 1999. Since 1999, she has served as President of the Rensselaer Polytechnic Institute. Dr. Jackson currently serves as a member of the President’s Counsel of Advisors on Science and Technology,

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appointed in 2009 by President Obama. She is a trustee of the Brookings Institution, a Life Trustee of the Massachusetts Institute of Technology, and a member of the Council on Foreign Relations. Dr. Jackson is also on the boards of FedEx Corp., Marathon Oil Corp., and IBM Corp.

Michael O. Leavitt has served on Medtronic’s Board of Directors since 2011, and has been a member of the Audit Committee from 2013 to the present. Governor Leavitt served three terms as the Governor of Utah, from 1993 to 2003. He resigned as governor when President George W. Bush appointed him the Administrator of the Environmental Protection Agency, where he served from 2003 to 2005. In 2005, Governor Leavitt was confirmed as Secretary of the U.S. Department of Health and Human Services, where he served until 2009. He is currently the founder and Chairman of Leavitt Partners, a consulting firm focused on health care and food safety sectors.

James T. Lenehan has served on Medtronic’s Board of Directors since 2007, and was a member of Medtronic’s Audit Committee from 2009 to 2011. Prior to serving on Medtronic’s Board, Mr. Lenehan worked at Johnson & Johnson for twenty-eight years. He served as Worldwide Chairman of its Medical Devices and Diagnostics Group from 1999 until he became Vice Chairman of the Board. He served as Vice Chairman of Johnson & Johnson from 2000 until 2004, and as President of Johnson & Johnson from 2002 to 2004. Since his retirement from Johnson & Johnson, Mr. Lenehan has worked as a Senior Advisor for Cerberus Operations and Advisory Company, LLC, an affiliate of Cerberus Capital Management, L.P., one of the world’s leading private investment firms. Mr. Lenehan is currently on the boards of Novocure and ImThera Medical.

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Denise M. O’Leary has served on Medtronic’s Board of Directors since 2000. She served on the Audit Committee from 2000 until 2012, and was Chair from 2007 until 2012. Ms. O’Leary received her B.S. in engineering from Stanford University and her M.B.A. from Harvard Business School. From 1983 to 1996, she was first an associate and then a general partner at Menlo Ventures, a venture capital firm. Since 1996, she has been a private venture capital investor in a variety of early-stage companies. Ms. O’Leary is currently on the boards of American Airlines Group Inc. and Calpine Corp. From 1996 through 2006, she was a member of the Stanford University Board of Trustees, where she chaired the Committee of the Medical Center.

Kendall J. Powell has served on Medtronic’s Board of Directors since 2007. Mr. Powell has been a member of Medtronic’s Audit Committee from 2012 to the present. He graduated from Harvard University in 1976 and received his M.B.A. from Stanford University in 1979. Mr. Powell joined General Mills in 1979 and progressed through various positions throughout the company. In 1990, he helped launch Cereal Partners Worldwide, a joint venture with Nestle, based in Switzerland. In 1996, he returned to the United States as President of Yoplait USA and was named President of the General Mills Big G cereal division in 1997. He went back to Switzerland in 1999 as the Chief Executive Officer of Cereal Partners Worldwide, before finally returning to the United States in 2006, when he was elected President and Chief Operating Officer of General Mills. He was elected Chief Executive Officer in 2007 and Chairman of the Board in 2008, and still holds those positions. Mr. Powell has previously served on the boards of Twin Cities United Way and Minnesota Early Learning Foundation, and is currently on the Executive Committee for Minnesota Business Partnership.

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Robert C. Pozen has served on Medtronic’s Board of Directors since 2004, and has been a member of Medtronic’s Audit Committee during his entire tenure on the Board. Mr. Pozen graduated from Harvard University in 1968, received his J.D. from Yale Law School in 1972, and received his J.S.D., also from Yale, in 1973. After law school, Mr. Pozen taught at Georgetown Law School and New York University Law School from 1973 to 1977. He was Associate General Counsel to the Securities & Exchange Commission from 1978 to 1980. From 1981 to 1986, he was a partner at Caplin & Drysdale in Washington D.C., where he led the banking/securities department. From 1987 to 1996, Mr. Pozen was Managing Director and General Counsel of Fidelity Investments. From 1997 to 2001, he was President of Fidelity Management & Research, and was Vice Chairman of Fidelity Investments from 2000 to 2001. In 2001 and 2002, he served on President Bush’s Commission to Strengthen Social Security; in 2003, he served as Secretary of Economic Affairs for Massachusetts Governor Mitt Romney. From 2004 until 2011, he was Chairman of MFS Investment Management and a director of MFS Mutual funds. Mr. Pozen is currently a senior lecturer at Harvard Business School, a senior fellow at the Brookings Institution, and serves on the board of Nielsen Holdings N.V.

Preetha Reddy has served on Medtronic’s Board of Directors since 2012. Dr. Reddy has a Bachelor of Science degree from Stella Maris College in Chennai, India, and a Masters in Public Administration from Madras University. She received her Doctor of Science degree from the Tamil Dadu Dr. MGR Medical University, Chennai. Dr. Reddy joined Apollo Hospitals Enterprise Limited, a specialized hospital system in India, in 1989 as Joint Managing Director, and has been the Managing Director since 1993. Dr. Reddy helped found the National Quality Council, the organization that provided quality standard guidelines to India’s hospitals, and is on the Board of Governors for the Xavier School of Management in Jamshedpur, India.

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Jean-Pierre Rosso served on Medtronic’s Board of Directors from 1998 to 2012. Mr. Rosso was a member of Medtronic’s Audit Committee from 2000 to 2009, and was the Chair from 2002 to 2006. Mr. Rosso received his M.B.A. from the Wharton School at the University of Pennsylvania, after which he worked for Honeywell for twenty years, including six years as the President of Honeywell Europe. From 1994 to 1999, he was Chief Executive Officer of the Case Corporation. In 1999, he became the Chief Executive Officer of Case New Holland and from 2000 to 2004, he was Case New Holland’s Executive Chairman. Mr. Rosso is currently the Chairman of the World Economic Forum USA Inc., where he has been since 2006. He is also a member of the Lauder Institute Board of Governors, University of Pennsylvania. He is a former member of the U.S. President’s Advisory Committee for Policy and Trade Negotiations and the Board of Overseers of the Wharton School. He also served on the boards of Bombardier Inc., Credit Lyonnais, The Principal Financial Group, and Inland Steel Co.

Jack W. Schuler served on Medtronic’s Board of Directors from 1990 to 2013. He was a member of Medtronic’s Audit Committee from 1994 to 2007 and from 2011 to 2013. He also served as the Chair of the Audit Committee from 1997 to 2000. Mr. Schuler has a B.S. in Mechanical Engineering from Tufts University, and a M.B.A. from Stanford University. He served as President and Chief Operating Officer at Abbott Laboratories Inc. from 1987 to 1989, and as a director from 1985 to 1989. Mr. Schuler has served on the boards of various medical companies, including Stericycle Inc., Ventana Medical Systems Inc., ICOS Corp., and Elan Corp. Mr. Schuler is currently a trustee of Carleton College and is a partner at Crabtree Partners LLC, a private investment firm he co-founded.

Gordon M. Sprenger served on Medtronic’s Board of Directors from 1991 to 2007, and was a member of Medtronic’s Audit Committee from 1994 to 1996. Mr. Sprenger received his

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Masters of Hospital Administration from the University of Minnesota in 1961, and worked in hospital administration for many years. In 1982, he founded LifeSpan Inc., which, through a series of mergers, became a part of the Allina Health System Corporation. Mr. Sprenger served as Allina Health System’s President and Chief Executive Officer from 1999 until his retirement in 2001. He is a past chair of the Board of the American Hospital Association. Mr. Sprenger has served on the board of the Minnesota Orchestra since 2006, and was named Chairman of the Board in 2014.

B.	Officer Defendants

The officers and former officers listed below are named in at least one of the demand letters or shareholder complaints.

Arthur D. Collins, Jr. joined Medtronic in 1992 as an Executive Vice President and President of Medtronic International. Mr. Collins was Chief Operating Officer from 1993 to 2001. He became Chief Executive Officer in 2001, and added the title of Chairmen of the Board in 2002. Mr. Collins was the CEO and Chairman until he retired in 2008. Mr. Collins served as an officer in the Navy during the Vietnam War, after which he received his M.B.A. from the Wharton School at the University of Pennsylvania. He joined Abbott Laboratories Inc. in 1978 and held a variety of positions, including Corporate Vice President from 1989 to 1992, when he left to join Medtronic. Mr. Collins has served as the Chairman of AdvaMed, a trade association that advocates for high ethical standards in the medical technology industry. He currently serves on the boards of Alcoa, Inc., The Boeing Company, and U.S. Bancorp, and is a member of the Board of Overseers of the Wharton School.

William A. Hawkins joined Medtronic in 2002 as President of the Vascular business unit. He was the Chief Operating Officer from 2004 to 2008. From 2008 to 2011, Mr. Hawkins

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served as Chairman of the Board and Chief Executive Officer. Mr. Hawkins graduated from Duke University with a degree in biomedical engineering, and received his M.B.A. from the Darden School of Business at the University of Virginia. Mr. Hawkins worked at Eli Lilly and Company from 1982 to 1995, where he helped found Guidant, Eli Lilly’s device division that eventually spun off and became a Medtronic competitor. From 1995 to 1997, Mr. Hawkins worked for Ethicon, a Johnson & Johnson company. In 1998, Mr. Hawkins moved to Atlanta to found Novoste, a device company that develops treatments for coronary and vascular diseases, where he worked until 2002. Currently, Mr. Hawkins is President and Chief Executive Officer of Immucor, where he has worked since 2011, and is a member of the Duke University Board of Trustees, the Board of Visitors of the Engineering School of Duke University, and the Minneapolis Institute of Arts.

Omar Ishrak has served as Chairman of the Board and Chief Executive Officer of Medtronic since June 2011. Dr. Ishrak grew up in Bangladesh and moved to London, where he received his B.S. and Ph.D. in Electrical Engineering from the University of London, King’s College. Dr. Ishrak began working in the healthcare field, specializing in ultrasound development. He was President and Chief Executive Officer of GE Healthcare Ultrasound and BMD from 1995 to 2004, President and Chief Executive Officer of GE Healthcare Clinical Systems from 2005 to 2008, and President and Chief Executive Officer of GE Healthcare Systems from 2009 to 2011. Dr. Ishrak left General Electric in 2011 to replace Mr. Hawkins as Medtronic’s Chief Executive Officer and Chairman.

Gary L. Ellis has served as Medtronic’s Senior Vice President and Chief Financial Officer since 2005. He joined Medtronic in 1989, and has served in a variety of roles, including Corporate Controller and Treasurer. Mr. Ellis was Senior Audit Manager for Price Waterhouse

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for nearly ten years before joining Medtronic. Mr. Ellis served as Chairman of the American Heart Association from 2007 to 2008, and is currently on the boards of the Science Museum of Minnesota, the Greater Twin Cities United Way, and the Toro Company.

Richard E. Kuntz has served as Medtronic’s Senior Vice President and Chief Scientific, Clinical and Regulatory Officer since 2009. Dr. Kuntz joined Medtronic in 2005 as Senior Vice President and President of Medtronic’s Neuromodulation business. Dr. Kuntz graduated from Miami University, received his M.D. from Case Western Reserve University School of Medicine, and his M.S. in biostatistics from the Harvard School of Public Health. He completed fellowships in cardiovascular diseases and interventional cardiology at the Beth Israel Hospital and Harvard Medical School. Dr. Kuntz worked as an interventional cardiologist in the division of cardiovascular diseases, and has served as Associate Professor of Medicine at Harvard Medical School and Chief of the Division of Clinical Biometrics. He was the founder and Chief Scientific Officer of the Harvard Clinical Research Institute, directed over 100 multicenter clinical trials, and authored over 200 publications.

IV.	The SLC

A.	Establishment of the SLC

In accordance with Minn. Stat. § 302A.241 subd. 1, Medtronic’s Board of Directors established the SLC after it received the initial shareholder demand letter from Hockstein and expanded its charge to include all the derivative demands and suits. The Board invested the SLC with complete power and authority to investigate the allegations, analyze Medtronic’s legal rights and remedies, and determine whether to pursue those rights or remedies. Because the initial demand letter named every then-current Board member except Michael O. Leavitt, who joined the Board in 2011, the Board appointed two non-Board members, Professor John H.

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Matheson and the Honorable George F. McGunnigle, along with Governor Leavitt, as an independent member of the Board, to the SLC. Professor Matheson serves as the SLC’s Chair.

On December 14, 2012, based on discussion among the SLC members and on recommendation of counsel, Governor Leavitt submitted his resignation from the SLC to Chairman Matheson. Governor Leavitt advised the SLC that because he had served as the Secretary of the U.S. Department of Health and Human Services from 2005 to 2009, and the Food and Drug Administration (FDA) is an agency of that department with a role in approving and monitoring medical devices, it might appear that he was not disinterested. Because disinterested independence is the touchstone of a special litigation committee, and a special litigation committee should avoid even the appearance that a member lacks independence or disinterest, Governor Leavitt resigned from the SLC. The SLC did not fill his seat, and Professor Matheson and Judge McGunnigle have since executed the duties of the SLC.

B.	The SLC’s Members

Both members of the SLC are independent and disinterested. They have never served on Medtronic’s Board of Directors. Neither member has any personal, professional, familial, or material financial6 ties with Medtronic or with any of the officers, directors, or employees named in the derivative actions or demand letters.

1.	Professor John H. Matheson

John H. Matheson serves as the SLC’s Chair. He is the Law Alumni Distinguished Professor of Law and Director of the Corporate Institute at the University of Minnesota Law

6 Prior to and throughout the SLC’s investigation, Judge McGunnigle held 450 shares of Medtronic stock in a revocable trust. This fact was disclosed to Medtronic’s counsel when he was asked to serve on the SLC, and Judge McGunnigle instructed his financial advisor not to buy or sell any Medtronic shares during his involvement in the SLC’s investigation.

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School. He is an internationally recognized expert in the area of corporate and business law, and has taught in China, Germany, Ireland, England, the Netherlands, Uruguay, and Lithuania. He teaches courses in the business law area, including business associations/corporations, contracts, advanced corporate law, and comparative corporate governance.

Professor Matheson received his B.S degree from Illinois State University with high honors. He received his J.D. degree, cum laude, from Northwestern University School of Law, where he was Editor-in-Chief of the Northwestern University Law Review. After completing his J.D., he clerked for Judge Robert A. Sprecher of the United States Court of Appeals for the Seventh Circuit. After his clerkship, Professor Matheson joined Hedlund, Hunter & Lynch (now Latham & Watkins) in Chicago. In 1982, he joined the University of Minnesota Law School faculty. Professor Matheson is also a practicing lawyer. He is Of Counsel to Kaplan, Strangis and Kaplan, P.A., specializing in corporate governance counseling, fiduciary duties, mergers and acquisitions, and securities law matters. He is a member of the American Law Institute.

On five occasions, Professor Matheson has been the recipient of the school’s annual Professor of the Year Award for Excellence in Teaching and Counseling. In 2008, Professor Matheson received the university-wide Award for Outstanding Contributions to Postbaccalaureate, Graduate, and Professional Education and was inducted into the Academy of Distinguished Teachers. He is the first professor of the Law School to be so honored by the University.

Professor Matheson’s several books and numerous journal articles predominately address business and corporate law issues. He recently published the third edition of his treatise on Minnesota Corporate Law, Corporation Law and Practice. One of Professor Matheson’s co-

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authored articles, “Challenging Delaware’s Desirability as a Haven for Incorporation,” received the 2007 National Burton Award for Legal Excellence.

Professor Matheson also served as the reporter for the 2006, 2008, 2010, and 2014 amendments to the Minnesota Business Corporation Act. Although the Reporter’s Notes do not have the effect of law, Minnesota courts often give them substantial consideration in statutory interpretation.

2.	The Honorable George F. McGunnigle

The Honorable George F. McGunnigle served as a District Court Judge for the Fourth Judicial District of the State of Minnesota (Hennepin County) from 2000 through 2012. Judge McGunnigle presided over a broad range of civil matters while on the bench, including personal injury, products liability, commercial, shareholder and other business disputes, employment and non-compete, real estate, construction, and class actions.

Judge McGunnigle also presided over shareholder derivative cases, including the state court UnitedHealth Group shareholder derivative litigation, Gordon v. McGuire, 27-CV-06-8085 (Minn. Dist. Ct.). In the UnitedHealth Group litigation, the Minnesota Supreme Court set the standard by which special litigation committees are reviewed in Minnesota. In re UnitedHealth Group Inc. S’holder Derivative Litig., 754 N.W.2d 544, 559 (Minn. 2008) (federal shareholder derivative lawsuit).

Before his appointment to the bench, Judge McGunnigle was a partner and shareholder in the law firm Leonard, Street and Deinard, where he served as Chairman of the Litigation Division and Business Litigation Department for fifteen years—from 1985 through 2000. Before joining Leonard, Street and Deinard, Judge McGunnigle served as an Assistant United

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States Attorney for the District of Connecticut. Judge McGunnigle was also a U.S. Navy Judge Advocate.

Judge McGunnigle has served in numerous leadership positions for the American Bar Association Section of Litigation as well as serving as a Member of the Civil Justice Reform Act Advisory Group for the United States District Court for the District of Minnesota. He also served as a member of the Minnesota Supreme Court’s ADR Ethics Committee.

Since his retirement from the bench, Judge McGunnigle has served as a mediator, arbitrator or special master on numerous matters. Judge McGunnigle has also served as a member of another special litigation committee.

Judge McGunnigle is a 1963 graduate of Boston College, magna cum laude, and a 1966 law graduate from Georgetown University Law Center. Judge McGunnigle also received an L.L.M. from George Washington University, National Law Center in 1967.

C.	Retention of Counsel

In October 2012, the SLC retained Gaskins Bennett Birrell Schupp, LLP as its independent counsel to provide legal advice and assist the SLC with all phases of its work, including document collection and review, planning and administration of the SLC’s investigation, preparation for and participation in witness interviews, and selection and retention of various consultants. Counsel has never represented Medtronic or any of the other named defendants. Counsel provided legal guidance concerning the available methods to resolve the claims against defendants in the derivative actions and putative defendants identified in the demand letters and assisted in the preparation of a final report. The SLC has relied on the assistance and advice of its counsel throughout its investigation. Steve Gaskins and Andrew Birrell have had primary responsibility for this undertaking.

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Mr. Gaskins received his B.A. degree with special honors in 1970 and his J.D. degree with honors in 1973 from the University of Texas. He practiced law with Cleary, Gottlieb, Steen & Hamilton in New York, NY from 1973 until 1979. He was an assistant district attorney in Manhattan from 1979 to 1982. In 1982, he moved to Minneapolis to practice law with Faegre & Benson and was a partner in the firm from 1984 to 1989. He has been a managing partner in his present firm since its inception in July 1989. Mr. Gaskins has maintained an active business and commercial trial practice and has had significant experience with previous internal investigations and special litigation committees of publically traded companies. He is a Fellow of the American College of Trial Lawyers.

Andrew Birrell is also a Fellow of the American College of Trial Lawyers. A former prosecutor, Mr. Birrell maintains an active trial practice focusing primarily on white collar crime, including matters involving the FDA. He has been Board Certified as a Criminal Trial Advocate by the National Board of Trial Advocacy since 1989. He was the first lawyer certified by the Minnesota State Bar Association as a Board Certified Criminal Law Specialist. He graduated from the University of Pittsburgh and received his law degree from the Antioch School of Law. He is currently an elected member of the board of directors of the National Association of Criminal Defense Lawyers and an appointed member of the Minnesota Supreme Court’s Advisory Committee on the Rules of Criminal Procedure. He has tried and won jury trials in state and federal court. He has argued appeals in state and federal courts of appeal and has argued before the United States Supreme Court.

Scott Rusert was also significantly involved in this undertaking. Mr. Rusert received his B.A. from Dartmouth College in 1987 and his J.D. cum laude from the State University of New York at Buffalo in 1992. He joined the firm in 1993. He has held elected and appointed

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leadership positions in both the Hennepin County and Minnesota State Bar Associations. He has lectured at and chaired Continuing Legal Education Seminars since 1997, and has taught at Hamline University School of Law’s “J-Term” since 2000. He maintains an active practice in business and commercial litigation. During his career, he has been lead trial counsel on matters in thirty states and has tried and won jury trials for both plaintiffs and defendants in state and federal court.

Other members of the firm, associate attorneys, and staff also made material contributions to the SLC’s investigation, especially including Sara Daggett and Stephanie Rubstello.

D.	Overview of the SLC’s Investigation Methodology

Over the past eighteen months, the SLC has conducted a detailed investigation into a wide variety of issues concerning the development, sales, and use of INFUSE® and Medtronic’s corporate practices, procedures, and financial disclosures relating to INFUSE®. It has examined the roles of the officers, directors, employees, and third party consultants in connection with the acts and transactions detailed in the demand letters and derivative complaints.

The SLC conducted its investigation in accordance with the fundamental principles of independence and good faith. The SLC’s focus was broad, in large part because of the depth, breadth, and complexity of the issues raised by the demand letters and derivative complaints. The SLC was mindful that it would ultimately have to decide, with respect to the demand letters, whether Medtronic should accept or reject, in whole or in part, the demands for legal and other remedial action, or whether it should start its own legal action or seek other remedies. It would also have to decide whether Medtronic should intervene in and take over the prosecution of the derivative actions, seek dismissals, or simply abstain and allow the plaintiffs to proceed

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derivatively on Medtronic’s behalf. The SLC focused on discovering reliable, truthful, and reasonably complete information upon which to make a judgment about whether legal actions against Medtronic’s officers, directors, employees, or consultants would be in the best interests of Medtronic.

The SLC carefully gathered evidence about all of the relevant issues, considered all of the evidence it amassed, and deliberated on all of the factors it must take into account in determining what course of action would be in Medtronic’s best interests.

E.	Document Review

Throughout the course of its investigation, the SLC requested, Medtronic produced, and the SLC reviewed thousands of documents that included, among other items: minutes and materials from Medtronic’s Board of Directors meetings and from all Board Committee meetings, company policies and procedures, directives, memoranda, logs, presentations, dashboards, training materials, internal emails and other electronically stored information, transcripts of analyst calls, sales information not available from filed corporate reports, correspondence with physicians, consulting contracts, consulting reports, royalty reports, correspondence with the FDA and other regulatory agencies, drafts of medical journal articles, and clinical trial data. Most of the documents were produced into an electronic database, which contained 2,600,000 pages of documents by the end of the investigation. Throughout the investigation, the SLC requested additional and supplemental documents from Medtronic as issues arose, and Medtronic fully cooperated and produced all requested materials.

When the SLC began its investigation, Medtronic had already collected two sets of documents that served as a starting point for the SLC’s discovery process. The first set consisted of over two million documents produced by Medtronic during discovery in the securities fraud

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class action matter known as the Minneapolis Firefighters case.7 That document set was helpful because the derivative suits and initial demand letter largely mirrored the allegations in that case. The SLC had complete access to those documents. At the SLC’s request and under its supervision, counsel for the SLC performed comprehensive searches of the document collection, reviewed documents, reported on their findings, and provided relevant materials for further review by the SLC. To the extent any documents were incomplete or illegible, counsel requested and received accurate copies from Medtronic. The review of this document set by the SLC and its counsel was ongoing throughout the investigation.

The second document collection was the set of 5,000 documents Medtronic produced in response to the Senate Finance Committee’s inquiry.8 That document set was significant because many of the allegations in the second and third demand letters revolved around issues explored in the Senate Finance Committee Staff Report. The SLC had complete access to that document collection. Counsel, at the SLC’s request and under its supervision, reviewed every document in that set, discussed their findings with the SLC, and provided materials for the SLC’s additional review and analysis. The review and analysis of this document set by the SLC and its counsel was ongoing throughout the investigation.

Additionally, counsel accessed financial reports and records of Medtronic and other companies through the SEC’s EDGAR database, pertinent documents from the FDA’s website, and information from various web-based sources including Medline, the Journal of the American Medical Association (JAMA), and other medical sources. Counsel accessed and analyzed

7 Minneapolis Firefighters’ Relief Association, et al., v. Medtronic, Inc., et al., Case No. 08-CV-6324 (D. Minn., Dec. 10, 2008).

8 U.S. Senate, Committee on Finance, Staff Report on Medtronic’s Influence on Infuse Clinical Studies, (S. Prt. 112-38), Washington: Government Printing Office, 2012.

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pleadings, decisions, and other papers and proceedings in numerous related cases. Counsel reported on the research and provided salient information to the SLC for its review. The SLC also availed itself of the EDGAR database, reported decisions, and internet sources on its own and discussed the issues raised in these research sessions during meetings and calls with counsel. Counsel also accessed, read, and analyzed—often with physicians—numerous scientific articles and studies about rhBMP-2 (the active ingredient in INFUSE®) and spine surgery and provided related reports to the SLC. Counsel extensively analyzed and discussed with physicians the articles in the July 2011 issue of The Spine Journal, the thirteen articles criticized by The Spine Journal, the Senate Finance Committee Staff Report, and the retrospective analyses of Medtronic’s clinical trial data by the Yale University Open Data Access Project. Counsel provided all of these articles and reports to the SLC for its review, and they were extensively discussed during meetings between the SLC and its counsel.

F.	Interviews

Interviews were the heart of the investigatory process. They enabled the SLC to corroborate and determine the context for documentary information and information from other witnesses, evaluate the significance of data, gain a feel for Medtronic’s corporate culture and morale, and understand employees’ perception of Medtronic’s policies and processes and how they operated throughout the corporate organization. The SLC, with counsel present, interviewed 60 individuals. The SLC members actively participated in these interviews, either in person, by video conference, or by telephone. To conduct the interviews, the SLC traveled to Portland, Denver, Atlanta, Philadelphia, Baltimore, and Chicago, with multiple trips to Boston, New York, and Memphis.

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Those interviewed included:

—	Medtronic’s current and former officers who were named as defendants or potential defendants;

—	the named defendants who were current and former members of Medtronic’s Board of Directors and who served on Medtronic’s Audit Committee during the relevant time periods;

—	current and former employees of Medtronic, including current and former chief compliance officers, physicians who were in charge of Spine’s Office of Medical Affairs, statisticians in the Clinical Affairs department, marketing staff, staff from the Medical Education department, and staff from and the executive in charge of the Regulatory Affairs department, including employees named in the Senate Finance Committee Staff Report;

—	a practicing orthopedic spine surgeon, not connected to Medtronic, who used INFUSE® in a physician-directed off-label manner;

—	current and former Medtronic sales representatives who sold Spine’s products in various geographical territories, including two of the confidential witnesses cited as providing evidence of off-label promotion practices in the Minneapolis Firefighters complaint;[9]

—	a physician who was named in an active lawsuit as someone who had allegedly experienced Medtronic’s off-label promotion of Infuse; and

9 By virtue of declaration, deposition, and/or direct contact, the SLC has obtained information from fourteen of the fifteen confidential witnesses identified by plaintiffs in the Minneapolis Firefighters case. See, supra, note 7. All fourteen contradicted or in some way took exception with the allegations in the Minneapolis Firefighters complaint.

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—	physicians who consulted for Medtronic and physicians who were the principal authors of articles on rhBMP-2 that had been singled out for criticism, or both.[10]

All of Medtronic’s current and former officers, directors, and employees interviewed by the SLC were candid and forthcoming. The current and former Board members were knowledgeable and engaged in Medtronic’s business.

In addition to the 60 interviews in which the SLC members personally participated, counsel, as a part of the investigation, conducted additional interviews and reported the issues raised and the information discovered to the SLC. Included among these were interviews with additional spine surgeons who do not regularly consult with Medtronic—some who use INFUSE® and some who do not. Counsel also had meetings and telephone conversations with a number of attorneys possessing relevant information, including Minnesota counsel for plaintiffs in the Minneapolis Firefighters case.

G.	SLC Meetings

Throughout its investigation, members of the SLC and counsel met, either in person or by telephone conference, on more than seventy occasions, and met in person at least once per month. They reviewed the evidence developed, assessed the credibility of the witnesses, and ascertained what additional information might be necessary or desirable in order to determine what course of action would be in the best interests of Medtronic.

At one of its meetings, and at the SLC’s invitation, Medtronic’s counsel gave a presentation on the facts and issues raised in the demand letters and derivative complaints from

10 The SLC invited Dr. Eugene Carragee, the Editor-in-Chief of The Spine Journal and the principal critic of thirteen articles on rhBMP-2, to share his perspective. Through his attorney, Dr. Carragee conveyed that he was not available for personal reasons. The SLC reviewed the transcript of a deposition he gave in March 2013 related to a personal injury suit.

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Medtronic’s perspective. The SLC also invited the attorneys for the three shareholders who wrote the demand letters and the attorneys for the plaintiffs in the derivative cases to meet with the SLC. Counsel for the plaintiff in the Kokocinski matter accepted the invitation and gave a presentation to the SLC.11

H.	Experts

In addition to interviewing people with personal knowledge of the relevant issues and events, the SLC also retained experts to analyze certain issues and relied on their expertise in the investigation.

1.	Paul Walsh, CPA

The SLC retained Paul Walsh, CPA, to audit consultant and royalty payments to physician-authors and analyze policies and procedures related to those payments.12 Mr. Walsh is a forensic accountant with over fifteen years of experience in the private sector and twenty-six years of experience with the Internal Revenue Service. He spent twenty years as a special agent with the Criminal Investigation Division in Minneapolis, primarily focused on white-collar crime, including securities fraud and health care fraud matters. In 1998, the Office of the Independent Counsel in Washington, D.C. retained Mr. Walsh to conduct a financial investigation of high-level government officials.

2.	Dr. David Tabek

The SLC retained Dr. David Tabek to consult concerning loss causation analyses related to the stock-drop allegations.13 Dr. Tabek has a Ph.D. and M.A. in economics from Harvard

11 Related correspondence is attached at Appendix C.

12 Mr. Walsh’s curriculum vitae is attached at Appendix D.

13 Dr. Tabek’s curriculum vitae is attached at Appendix E.

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University and a B.S. in economics and a B.S. in physics from the Massachusetts Institute of Technology. He is a senior vice president at NERA Economic Consulting, and is a published author and frequent speaker on topics including commercial disputes, economic analysis of market efficiency, valuation discounts for lack of marketability, and the application of statistics in litigation analysis.

I.	Product Examination

The SLC and its counsel conducted a physical inspection of an INFUSE® Bone Graft kit, including all of the labeling, instructions, and component parts. They also examined an example of an LT-CAGE® and an INTER FIX™ cage approved for use with INFUSE® and the tools physicians use to insert them. The SLC and counsel toured Medtronic’s Museum of Modem Spinal Surgery in Memphis, which Medtronic utilizes when hosting visiting physicians and others.

J.	Analysis and Deliberations

The SLC is confident that it has received sufficient pertinent information to thoroughly understand the facts and the relevant parties’ positions and views and reach an informed, reasoned judgment as to the best interests of Medtronic with respect to the derivative actions and the shareholder demands. Having concluded its investigation, it has reviewed the material developed during its investigation, deliberated, and adopted this report.

V.	INFUSE®

A.	Development and Approval

All of the issues before the SLC arise out of the development and marketing of INFUSE®, Medtronic’s biologically engineered bone-graft product. The active ingredient in INFUSE® is rhBMP-2, a recombinant human bone morphogenetic protein. Bone

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morphogenetic proteins (BMPs) are the only known proteins capable of inducing bone formation. Dr. Marshall Urist, an orthopedic surgeon at UCLA, first identified BMPs in 1965, and scientists and surgeons began hoping BMPs could be developed for use as a therapy to stimulate bone growth. It took researchers thirty years to do so. Eventually, the Genetics Institute successfully synthesized rhBMP-2. 14 By the 1990s, animal studies had begun to establish great promise for synthesized BMPs as a bone-growth therapy in humans. In the late 1990s, the FDA granted several Investigative Device Exemptions (IDEs), under which companies began to study the use of BMPs to stimulate bone growth in humans.

Before rhBMP-2 came on the market as a part of INFUSE®, iliac crest bone graft was generally acknowledged as the most effective bone-growth agent. Iliac crest bone graft involved harvesting bone from the iliac crest of the patient’s hip. INFUSE® bone graft, which turned out to be as effective at growing bone as iliac crest bone graft, did not require that second surgery.

The Federal Food, Drug, and Cosmetic Act15 and the Medical Device Amendments of 1976 (MDA)16 require the FDA to approve a medical device before its sponsor may market and sell it for use in humans. INFUSE® is a Class 3 medical device—one that is an important therapy or that “presents a potential unreasonable risk of illness or injury” to a patient.17 Class 3 medical devices are required to go through a rigorous and expensive Premarket Approval (PMA) process, which requires extensive clinical studies and, importantly, an FDA finding of both

14 Currently, Pfizer Inc. manufactures the rhBMP-2 protein and, under a licensing agreement, provides it to Medtronic for marketing and sale.

15 21 U.S.C. § 301, et seq.

16 21 U.S.C. § 360c, et seq.

17 21 U.S.C. § 360c(a)(1)(C)(ii).

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safety and effectiveness. Once the FDA grants a PMA, any physician can purchase and use the product for any treatment or procedure.

In July 2002, the FDA initially approved INFUSE® for use in spinal fusion surgery in the lumbar spine only using an anterior surgical approach (known as anterior lumbar interbody fusion or “ALIF”) and only for one level of fusion.18 The FDA based its approval on the effectiveness and adverse event data generated in Medtronic’s clinical trials. As initially approved, INFUSE® had three components:

—	its active ingredient, rhBMP-2;

—	its delivery system, an absorbable collagen sponge (ACS); and

—	an interbody stabilization device—a thimble-sized, threaded titanium cage (the LT- Cage®).

Medtronic sold the first two components together as an INFUSE® Bone Graft kit, which initially came in four sizes,19 and sold the cage separately. Each INFUSE® Bone Graft kit has always contained FDA-approved labeling, which includes an insert called “Important Medical Information,” also referred to as “Instructions for Use,” containing precautions, warnings, contraindications, and comprehensive adverse event information.20

18 An anterior surgical approach goes through the patient’s abdomen.

19 The FDA subsequently approved additional, smaller kit sizes for the INFUSE® Bone Graft kits and approved its use with two other interbody devices—INTER FIX™ cages—for spinal fusions. The FDA also approved INFUSE® Bone Graft (rhBMP-2 and the collagen sponge) for two additional indications—treating open acute tibia fractures and for sinus and alveolar ridge augmentation (oral maxillofacial surgery).

20 The INFUSE® Bone Graft kit label as approved in 2002, along with its most current iteration, are attached at Appendix F.

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B.	Off-Label Use of INFUSE®

1.	Market Awareness

Because rhBMP-2 effectively stimulates bone growth without requiring surgery to harvest the patient’s iliac crest bone, and could theoretically be used anywhere in the body that surgeons wanted to fuse bone, the issue of clinicians’ predictable desire to use INFUSE® off-label was extensively discussed at the FDA Advisory Committee hearing on January 10, 2002.21 Off-label uses could include many different procedures: using INFUSE® exactly as instructed but using it in multiple levels of the spine; performing a spinal fusion but approaching from the back or side of the patient instead of the front; using INFUSE® to fuse the cervical spine (in the neck); or reconstructing a patient’s skull. Despite the Important Medical Information and the specific warning that the safety and effectiveness of such unapproved uses had not been established, many surgeons did begin to use INFUSE® in procedures other than the FDA-approved single-level ALIF.

Medtronic does not track the off-label use of any of its products, and there is no official reporting system that does so. Some sources, however, estimated the amount of off-label INFUSE® use. Depending on the year and the source, the reported estimates ranged from 60% to 85%. On September 29, 2005, Bear Stearns published a report discussing off-label use of INFUSE® in the cervical spine and estimated that it could account for approximately 15% of

21 Testimony of Barbara D. Boyan, Ph.D., John Kirkpatrick, M.D., and Sally Maher, Esq., Transcript, Public Meeting of the U.S. Food and Drug Administration’s Orthopedics and Rehabilitation Devices Advisory Panel, January 10, 2002.

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INFUSE® sales.22 By March 20, 2006, market analysts were aware that information from surgeons suggested that INFUSE® “is used off-label over 60% of the time,” according to a another report by Bear Stearns.23 The extensive off-label use of INFUSE® was discussed again in a September 29, 2006 report by Bernstein Research.24 The article noted that INFUSE® is extensively used in an off-label fashion in posterolateral fusions. An often-cited medical journal study from 2010 reported that by 2007, INFUSE® use in off-label procedures had risen to 85%.25

2.	Medtronic’s Office of Medical Affairs

Off-label use of drugs and medical devices is legal—the FDA cannot regulate how physicians practice medicine.26 Indeed, an off-label use of a drug or device can become the prevailing treatment of a condition or disease. The American Medical Association has even recognized that the standard of care for some conditions requires physicians to use products off-label.27

Although physicians may use an FDA-approved product off-label, product manufacturers may only promote their products for on-label use. If product manufacturers promote their products to physicians or patients for unapproved uses, the FDA or the Department of Justice can

22 Hsu, Milton & Rick Wise, Bear Stearns, NASS 2005: New Data More Reflective of Typical ‘Real World’ Experiences. Sentiment on Disc Replacements Appears More Tempered. Sept. 29, 2005.

23 Hsu, Milton & Rick Wise, Bear Stearns, SYK’s OP-1: Impressions on the FDA Trial Endpoints and Potential Market Opportunity, Mar. 20, 2006.

24 Nudell, Bruce M. & Erik J. Schneider, MDT: Spine Business Review Confirms Expectations, Including Reimbursement Strategy for Prestige, Sept. 29, 2006.

25 Ong, Kevin L. et al., Off-label Use of Bone Morphogenetic Proteins in the United States Using Administrative Data, 35 Spine 1794 (2010).

26 See 21 U.S.C. § 396; 21 C.F.R. § 312.2(d).

27 Memorandum of the American Medical Associate House of Delegates, Resolution 820, Off-Label Use of Pharmaceuticals (Sept. 21, 2005).

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use that promotion as evidence of a violation of the Federal Food, Drug, and Cosmetic Act on the ground that the manufacturer has misbranded the product as sold.28

Whether physicians intend to use a product on-label or off-label, they may seek up-to-date information about a product’s uses, safety, and effectiveness in order to determine the best treatment for their patients. One of the entities most likely to have such information is the product’s manufacturer. Therefore, physicians occasionally request information from a manufacturer about a contemplated off-label use. Although the FDA has long recognized this fact, it has not provided a precisely defined mechanism for a manufacturer to transmit information about off-label uses to a physician without the manufacturer running afoul of the FDA’s ban on off-label promotion. Therefore, manufacturers, including Medtronic, use FDA guidance documents, FDA letters to other companies, court cases, information about Department of Justice prosecutions, and common sense to establish policies that balance a physician’s need for scientific information about an off-label use with the FDA’s prohibition of off-label promotion. Manufacturers, the FDA, and the medical community all recognize that a clinician, who determines that an off-label therapy would benefit his or her patient, should be able to access available information in order to maximize patient safety.

In 2002, Medtronic’s Spine business unit used directives and sales meetings to reiterate to its sales and distribution personnel that each product had a package insert describing its approved indications, and that promoting, describing, advertising, and/or publicizing Spine products for unapproved uses, either orally or in writing, violated Medtronic’s policy. However, there was little FDA guidance on exactly what did and did not constitute promotion of medical devices. A

28 21 C.F.R. §§ 801.4, 801.5. But see United States v. Caronia, 703 F.3d 149 (2d Cir. 2012).

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1994 notice published in the Federal Register by the FDA provided some direction, stating that the FDA’s current policy allowed manufacturers to “disseminate information on unapproved uses in response to unsolicited requests for scientific information from health care professionals.” 29 It further stated that the disseminated information must be “responsive, nonpromotional, balanced, scientific information.”

This guidance led product manufacturers to create medical affairs or clinical affairs departments. One of the main responsibilities of a medical affairs department is responding in an effective and legally compliant way to unsolicited requests from physicians about off-label uses of a product. Medical affairs departments are generally staffed by M.D.s or Ph.Ds., so their conversations with physicians are science-based and peer-to-peer.

In 2002, Medtronic’s Spine business unit created an Office of Medical Affairs (OMA) and hired an orthopedic surgeon to develop and staff it. The OMA implemented a procedure for physicians to submit their questions about off-label uses of products on a “Request for Product Information” form and developed a balanced response letter template. The OMA response letters restated the physician’s question, identified FDA-approved uses for INFUSE®, and described all the studies that addressed the physician’s question, even if there were conflicting or inconsistent results. In addition, if Medtronic had received reports of complications from INFUSE® patients undergoing a particular procedure that indicated a trend, the letter included a discussion of those reports. Along with its response letter, the OMA always included any articles referenced in the letter and the Important Medical Information for INFUSE®. The

29 Citizen Petition Regarding the Food and Drug Administration’s Policy on Promotion of Unapproved Uses of Approved Drugs and Devices: Request for Comments, 59 Fed. Reg. 59,820, 59,823 (Nov. 18, 1994); see also 21 C.F.R. § 10.85(d)(1).

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OMA’s procedure was to log all interactions it had with physicians, whether they came as phone calls or written requests.

3.	Development of Medtronic’s Global Policy Regarding Off-Label Uses of Medtronic Products

In the early 2000s, the Spine business unit had implemented division-wide policies designed to prohibit off-label promotion and encourage the proper dissemination of information in response to physicians’ solicitation of information. Spine trained its sales representatives not to solicit questions about off-label use and to refer any questions they did receive to the OMA. Physicians themselves were required to initiate OMA inquiries; Spine did not allow its sales representatives to initiate OMA inquiries on physicians’ behalf.

In late 2005, defendant William Hawkins, Medtronic’s Chief Operating Officer (who reported to defendant Arthur Collins, the Chief Executive Officer) distributed a company-wide memorandum formalizing Medtronic’s policy prohibiting off-label promotion and outlining steps to standardize policies to prevent off-label promotion across Medtronic’s business units.30 The memorandum directed each business unit to develop policies and procedures prohibiting off-label promotion and specifically mandated certain policy provisions. For example, it required each business unit to establish an OMA and institute related policies to ensure that any scientific exchange of information was not promotional in nature. The memorandum also provided guidance to all Medtronic sales representatives. It prohibited them from recommending off-label uses of products to physicians, initiating discussions with physicians about off-label uses, and disseminating information about off-label uses. The memorandum instructed them to forward

30 Attached at Appendix G. Also included is the Medtronic policy and guidance that implemented the memorandum.

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any requests or questions relating to off-label use to their business unit’s OMA. The memorandum specified that sales representatives were allowed to provide routine technical support while in the operating room with surgeons performing off-label procedures, in order to ensure that patient safety remained the highest priority. The memorandum also specified, among other things: (1) Medtronic-sponsored third-party medical education could not be used as a vehicle for off-label promotion; (2) Medtronic product training could not contain content related to off-label uses; (3) sales personnel could not be involved in deciding which physicians received funding to study off-label uses; (4) advisory boards, round tables, and similar meetings could not be used to disseminate information about off-label uses; and (5) Medtronic must disclose any support of clinical studies concerning off-label use of products in the publication of the study results.

By April 2006, Medtronic had implemented this global policy and conducted related corporate-wide training. It also began an audit process to ensure that the business units were implementing all required policies and procedures as specified in the memorandum.

The overall compliance landscape continued to evolve. Medtronic amended the 2006 off-label policy three times—most recently in January 2010. In April 2013, Medtronic released a new policy governing off-label interactions that replaced the 2006 policy.31 Medtronic’s Office of Ethics & Compliance promulgated the new policy, whereas Quality, Regulatory, and Clinical had promulgated the 2006 policy. The new policy did not change the rules prohibiting off-label promotion; rather, the new policy focused on providing more complete guidance, making it easier to implement, and reflected continued attention to the issues presented by the off-label

31 Attached at Appendix H.

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promotion prohibition. Medtronic performed company-wide training on this policy when it was released.

4.	Evolution of Medtronic’s Compliance Department

Before 2006, the corporate legal department enforced compliance with legal and regulatory requirements and Medtronic’s additional policies and procedures. In 2006, Medtronic Corporate established a separate compliance department, independent of its legal department, and hired a Chief Ethics and Compliance Officer to report directly to both Medtronic’s Chief Executive Officer and the Board’s Audit Committee. Corporate Compliance maintains a compliance log that tracks compliance violations reported from each business unit. Reports of compliance violations come in through a variety of sources, e.g., an anonymous hotline, referrals generated from the legal or regulatory departments, and through each business unit’s compliance department. Corporate Compliance is responsible for providing the log to the Board’s Audit Committee. The Audit Committee reviews every item on the compliance log, which is updated for each bi-monthly meeting.

Allegations of compliance violations, including reports of off-label-promotion, were investigated by one or some combination of the following: (1) Corporate Compliance; (2) compliance at the business unit level; (3) Corporate Legal; (4) legal at the business unit level; and (5) outside counsel. If the investigating entity recommended disciplining a Medtronic employee, the human resources and compliance departments, along with the employee’s manager, were required to agree on the proper disciplinary action.

At the Spine business unit level, compliance was also originally part of the legal department. In January 2004, Spine began to strengthen its compliance structure by retaining a full-time compliance consultant who began to modify and formalize the existing policies and

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procedures. In June 2005, Spine hired its first Chief Compliance Officer and ultimately gave her dual reporting lines—directly to both the Spine Chief Executive Officer and Corporate Compliance.

5.	Compliance Training

Medtronic trains all its customer-facing employees on off-label promotion issues. This includes employees in the areas of marketing, sales, events, and research and development, as those employees are likely to interact with physicians.

In 2002, the training on off-label promotion issues resulted from a collaboration between the legal, marketing, and regulatory departments. In 2005, as Spine was building its compliance department, it instituted new, general compliance training for all sales representatives, focusing on Medtronic’s Code of Conduct, Business Conduct Standards, physician payments, kickbacks, and meal limits. Training concerning off-label issues still fell mainly under the regulatory department’s umbrella, but Spine’s compliance department was tasked with monitoring the sales representatives and enforcing all Spine policies and procedures, including the prohibition against off-label promotion.

As part of an extensive, in-person, new-hire training program, Spine instructs all new sales representatives that they cannot engage in off-label promotion and has supplemented that training yearly, including at national or regional sales meetings. The training also includes instruction on physician interactions and the circumstances under which dissemination of off-label information is allowed or prohibited.

Spine also trains its employees yearly on the rules for proper review of promotional materials. Spine reviews every piece of promotional literature before distribution to ensure that none of the promotional materials referenced, directly or indirectly, any off-label use. In the

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early 2000s, Spine’s regulatory department was primarily tasked with this review; more recently, Spine’s compliance and legal departments have been included in the review, and the material is also inspected for intellectual property issues.

C.	Development of Controversy Over INFUSE®

1.	Qui Tam Litigation

In September 2002 and December 2003, two former Spine employees filed qui tam cases in the U.S. District Court for the Western District of Tennessee, Doe v. Medtronic and Poteet v. Zdeblick.32 The complaints alleged that Medtronic Spine had violated the False Claims Act and paid illegal kickbacks. They did not mention INFUSE® or off-label promotion.

The Department of Justice intervened in the cases. Medtronic denied the allegations. In July 2006, the Department of Justice, on behalf of the Office of Inspector General (OIG) of the Department of Health and Human Services, entered into a settlement agreement with Medtronic. Under the terms of the settlement agreement, the government agreed to dismiss both qui tam lawsuits, and Medtronic agreed to pay $40 million and enter into a Corporate Integrity Agreement, although Medtronic did not admit any liability.

The Corporate Integrity Agreement’s provisions required oversight by the OIG and an independent auditor. It principally required the implementation and supervision of enhanced compliance systems to monitor the contractual relationships between Spine and physicians who purchased Medtronic’s products and who also performed consulting, research, education, and

32 United States, ex rel Doe vs. Medtronic, Inc. et al., No. 02-cv-02709 (W.D. Tenn. Sept. 11, 2002), and United States ex rel Poteet vs. Medtronic, Inc. et al., No. 03-cv-02979 (W.D. Tenn. Dec. 29, 2003).

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other tasks for Spine. It focused on appropriate payment for those services and keeping dining and travel expenses reasonable.33 It did not mention INFUSE® or off-label promotion.

The settlement agreement required the dismissal of both the Doe and Poteet qui tam lawsuits. Poteet appealed the dismissal of her case, but ultimately the Court of Appeals for the Sixth Circuit ruled against her and dismissed her appeal.34 By the terms of the settlement agreement, the Corporate Integrity Agreement became effective after the resolution of any appeals of the orders of dismissal. In 2009, after Poteet exhausted her appeal of the dismissal, Medtronic implemented the Corporate Integrity Agreement.

2.	FDA Public Health Notification

In 2003, Medtronic noticed that it was receiving reports of serious adverse events when surgeons used INFUSE® in anterior cervical spine surgeries. The events were few in number, but the seriousness of the swelling caught Medtronic’s attention. Because the cervical spine is located in the neck, even slight swelling could affect a patient’s ability to breathe. Medtronic had insufficient data to indicate whether these swelling events were happening every time

33 By 2007, Spine had introduced standardized consulting agreements that specified, among other things, performance standards, compliance policies, and activities Spine would and would not pay for. In 2009, the Audit Committee ordered a review of Spine’s physician consulting payments. The Chief Financial Officer and General Counsel presented the results of this review to the Board in 2010. A report of the results was provided to the SLC. In addition, the SLC retained its own expert, Paul Walsh, to review a sample of physician payment documentation as well as the policies governing physician payments.

34 United States ex rel Poteet vs. Medtronic, Inc. et al., No. 07-5262 (6th Cir. Jan. 14, 2009). During this time, Poteet filed another qui tam in the United States District Court for the District of Massachusetts against a large number of physicians and distributors; Medtronic was never joined in this action. United States ex rel Poteet v. Lenke et al., No. 1:07-cv-10237 (D. Mass. Feb. 7, 2007). Poteet attempted to amend her complaint in that case to add, for the first time, allegations about off-label promotion of INFUSE®, but the district court dismissed the case for lack of jurisdiction. Poteet appealed. In 2010, the U.S. Court of Appeals for the First Circuit affirmed the dismissal. United States ex rel Poteet v. Lenke et al., No. 09-1728 (1st Cir. Sept. 8, 2010).

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surgeons used INFUSE® in the cervical spine or only infrequently, because there was no official or reliable reporting available showing how many surgeons used INFUSE® in anterior cervical procedures.

In response to the early adverse event reports and in pursuit of patient safety, Medtronic, who had been reporting the adverse events to the FDA, asked it for permission to add a warning to the Important Medical Information informing surgeons of the possible serious complications when using INFUSE® in the cervical spine. Medtronic and the FDA discussed the possibility of such a warning from late 2003 and into 2004. Initially the FDA resisted; it worried that a warning might paradoxically encourage the off-label use of INFUSE® in the cervical spine. The FDA formally denied Medtronic’s request for a warning on July 26, 2004.

Medtronic persisted in its pursuit of FDA approval for such a warning. On September 14, 2004, Medtronic sent out a letter (commonly referred to in the industry as a “Dear Doctor” letter) to all of the surgeons it believed might perform cervical fusions with or without INFUSE®. Medtronic worked with the FDA to finalize the language of the letter, create a surgeon distribution list, and confirm receipt. The “Dear Doctor” letter informed surgeons that Medtronic had received reports of serious adverse events when surgeons used INFUSE® in the cervical spine, described them, and reiterated that the FDA had not approved INFUSE® for use in cervical surgeries. Not long after, the FDA allowed Medtronic to add the warning to the Important Medical Information about using INFUSE® in the cervical spine.

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On July 1, 2008, the FDA issued a Public Health Notification35 that applied to an off-label use of rhBMP: “Life-threatening Complications Associated with Recombinant Human Bone Morphogenetic Protein in Cervical Spine Fusion.” The Notification stated that the FDA had received at least 38 reports of complications—mainly swelling of the neck and throat tissues—during the previous four years resulting from the use of rhBMP in anterior cervical spine fusion. Although the Notification did not identify a specific product, at that time there were two rhBMP products on the market: INFUSE®, which used rhBMP-2, and OP-1, Stryker’s bone graft product, which used rhBMP-7. The FDA had not approved either of the products for use in the cervical spine. The FDA recommended that physicians either use alternative treatments or consider enrolling as investigators in approved clinical studies where their use could be monitored. Medtronic received no indication from the FDA that it was concerned Medtronic was promoting INFUSE® for cervical fusion or any other off-label use.

3.	Department of Justice Investigation

On November 18, 2008, during an earnings conference call with financial analysts, Medtronic disclosed that it had received a subpoena from the Department of Justice relating to the off-label use of INFUSE®. The investigation began in the fall of 2008 and ended in May 2012, and included subpoenas relating to alleged off-label promotion of INFUSE®, physician payments, physicians’ roles in alleged promotional activities, and physicians’ roles in authoring medical journal articles about rhBMP-2. Medtronic cooperated with the investigation. At the

35 The FDA used Public Health Notifications to alert the health care community about risks associated with the use of a medical device and recommend ways to avoid or reduce the risk. In 2009, the FDA changed the name of Public Health Notifications to Safety Communications.

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conclusion of its almost four-year investigation, the Department of Justice took no action against Medtronic or any of its employees.

4.	Securities Class Action Litigation

On December 10, 2008, purchasers of Medtronic common stock between November 20, 2006 and November 17, 2008 filed a class action complaint alleging that Medtronic, Chief Executive Officer William Hawkins, and Chief Financial Officer Gary Ellis violated §§ 10(b) and 20(a) of the Securities Exchange Act of 1934 when financial disclosures of INFUSE®’s contribution to Medtronic revenue stated that revenue growth was driven by expanded surgeon adoption.36 The plaintiffs claimed the statements were misleading because they omitted information that would allow investors to understand that INFUSE® sales were primarily dependent on off-label use that Medtronic encouraged by means of illegal off-label promotion. The plaintiffs claimed that a drop in the price of Medtronic’s common stock in November of 2008 was caused by the disclosure of the Department of Justice investigation and the resulting media coverage.

The shareholders amended their complaint on August 21, 2009. Medtronic moved to dismiss the case on October 5, 2009. On February 3, 2010, the United States District Court for the District of Minnesota granted the motion in part and denied it in part. On December 12, 2011, the court certified a class. On March 30, 2012, Medtronic announced in a press release that it had agreed to settle the case for $85 million without admitting any wrongdoing.

36 Minneapolis Firefighters’ Relief Association, et al. v. Medtronic, Inc. et al., No. 08-cv-06324 (D. Minn. Dec. 10, 2008).

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5.	Senate Finance Committee Investigation

On June 21, 2011, the U.S. Senate Finance Committee sent Medtronic’s Chief Executive Officer a letter referencing recent news articles suggesting that physicians in clinical trials investigating the safety and effectiveness of INFUSE® were aware that it might cause complications but failed to report such complications in the medical literature. The letter requested that Medtronic provide the Senate Finance Committee with documents concerning all aspects of INFUSE®—postoperative adverse events, medical literature, submissions to the FDA, and financial relationships with authors and clinical trial investigators. The letter was accompanied by a press release. Medtronic cooperated and produced over 5,000 documents in response to the Senate Finance Committee’s inquiry.

The Senate Finance Committee issued a staff report on October 25, 2012, accompanied by a press release from the Senate Finance Committee’s co-chairs.37 The staff report made several specific findings that Medtronic provided inappropriate editorial assistance to surgeon-authors who submitted articles for peer-review and publication in medical journals. It also found that the surgeon-authors had financial ties to Medtronic that the medical journals did not fully disclose. During the investigation, the Senate Finance Committee did not take testimony, and the staff did not interview any Medtronic employees or any of the surgeon-authors. The staff did not report a finding that any of the behavior was illegal, and did not recommend any specific legislative or regulatory action. The press release indicated that the report illustrated the value of the Grassley-Kohl Physician Payments Sunshine Act, which resulted in public disclosure of

37 U.S. Senate, Committee on Finance, Staff Report on Medtronic’s Influence on Infuse Clinical Studies, (S. Prt. 112-38), Washington: Government Printing Office, 2012.

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industry payments to physicians beginning in 2013. After responding to inquiries and working with the Senate on transparency issues for years, Medtronic has been posting physician-payment information on its website since May 2010.

6.	Medical Journal Articles and Academic Debate

a.	Publication Process

Medtronic, in cooperation with the FDA, designed the INFUSE® clinical trials in order to generate data on INFUSE®’s safety and effectiveness, generally with the aim of eventual FDA approval of the particular use. Between 1999 and 2013, Medtronic sponsored seventeen clinical trials on rhBMP-2, conducted under the FDA’s Investigative Device Exemption (“IDE”) procedure. The study protocols defined the expected performance and the anticipated adverse events. Because Medtronic tracked and assessed clinical trial patients for 24 months post-surgery,38 the data, including comprehensive adverse event data, generated from each INFUSE® clinical trial was voluminous. Medtronic statisticians synthesized the raw data into tables and charts and provided all of the collected data to the FDA. Some of the physicians whose patients participated in the clinical trials published articles with their analyses, opinions, and conclusions. In 2000, Dr. Scott Boden, et al., published the first of many peer-reviewed articles and abstracts about the use of rhBMP-2 in humans for spinal fusion and other surgeries.39 This article and other early articles were based on data generated in Medtronic-sponsored clinical trials conducted under the FDA’s IDE procedure.

38 The FDA required that Medtronic track patients for 24 months post-surgery as part of each study. When the FDA granted the initial PMA for INFUSE®, it required that Medtronic track the study patients for an additional six years as a condition of approval.

39 Boden, Scott et al., The Use of rhBMP-2 in Interbody Fusion Cages. Definitive Evidence of Osteoinduction in Humans: A Preliminary Report, 25 Spine 376 (2000).

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Because the FDA regulated Medtronic-sponsored clinical trials, Medtronic required that the surgeon-authors submit drafts of their articles to it in order to verify that the data presented in the article accurately reflected the study data before submission to a medical journal for publication. Ancillary to that process, surgeon-authors sometimes requested drafting assistance, and Medtronic’s scientific personnel provided suggestions and edits. The principal author also ensured the draft complied with the medical journal’s editorial strictures—before internet publishing was standard, medical journals often limited authors to approximately ten pages, including all data tables, illustrations, and citations—and obtained the approval of his or her co-authors. Finally, the article also had to pass the medical journal’s peer review process, used by medical journals to determine whether an article is sufficiently science-based and worthy of publication.

Medical journals have always required authors to answer conflict-of-interest questionnaires, but the focus on conflicts has changed over the years. Ten years ago, medical journal articles did not disclose whether the physician-authors consulted for the device manufacturer or how much money, if any, they received from the manufacturer for other reasons. These early articles were often authored by highly regarded surgeons who had financial arrangements with Medtronic arising out of licensing agreements for their invention of other spinal medical devices, which generated large royalty payments, or consulting agreements paid at a surgeon’s fair market value, or both. These payments were not made in connection with their roles as clinical trial investigators. At that time, journals occasionally published limited conflict information; for example, whether the subject clinical trial was industry-sponsored.

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Today, industry groups recommend broad disclosure of conflicts information,40 and the Sunshine Act requires it.41 Medical journals’ publication policies have also evolved and now require detailed adverse event reporting. Many of these recommendations have developed only within the last few years.

b.	Academic Debate Over rhBMP-2

By the summer of 2011, a vigorous debate about the advantages and disadvantages of using rhBMP-2 in various types of surgical procedures was apparent in the medical literature. On June 28, 2011, The Spine Journal issued a press release about its June issue, which was devoted entirely to articles about rhBMP-2 and INFUSE®. The articles in the June issue were largely, but not uniformly, critical of INFUSE®.42 Two of The Spine Journal articles—an editorial and a review—presented an argument that thirteen early medical journal articles discussing rhBMP-2 had misrepresented the data, underreported the risks while overestimating the benefits, and strongly implied that the authors were biased because of their financial ties with Medtronic.43 Because the source of the most blistering criticism was a respected orthopedic surgeon from Stanford University, the media immediately took notice.

40 International Committee of Medical Journal Editors, Recommendations for the Conduct, Reporting, Editing, and Publication of Scholarly Work in Medical Journals: Updated December 2013, ICMJE, http://www.icmje.org/icmje-recommendations.pdf; International Committee of Medical Journal Editors, ICMJE Form for Disclosure of Potential Conflicts of Interest, ICMJE, http://www.icmje.org/conflicts-of-interest/; Shultz, Kenneth F. et al., CONSORT 2010 Statement: Updated Guidelines for Reporting Parallel Group Randomized Trials, 152 Annals of Internal Medicine 726 (2010).

41 42 U.S.C. § 1320a-7h.

42 But see Mannion, Richard J., et al., Promoting Fusion in Minimally Invasive Lumbar Interbody Stabilization with Low-dose Bone Morphogenetic Protein-2—But What Is the Cost? 11 The Spine Journal 527 (2011).

43 Carragee, Eugene J. et al., A Challenge to Integrity in Spine Publications: Years of Living Dangerously with the Promotion of Bone Growth Factors, 11 The Spine Journal 463

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On the same day, Medtronic responded by releasing a statement from its Chief Executive Officer, Omar Ishrak, in which he noted that The Spine Journal articles had raised questions about the surgeon-authors’ conclusions but not about the data Medtronic submitted to the FDA or the information in the Instructions for Use. Ishrak also stated that Medtronic strongly believed that the safety profile reported to the FDA supported the safe, on-label use of INFUSE, and that Medtronic was committed to ongoing study of INFUSE®’s safety and efficacy in off-label applications. On August 3, 2011, Medtronic announced that it was funding a $2.5 million, independent review of the rhBMP-2 data, supervised by the Yale Open Data Access (“YODA”) project. The accompanying press release also contained a statement that Medtronic was confident about the safety of INFUSE® use in approved indications.

Yale selected two groups to conduct separate analyses of the rhBMP-2 data, its potential benefits and harms, and any bias in the literature—the Oregon Health & Sciences University (“OHSU”) and the University of York in the United Kingdom (“York”). The collected rhBMP-2 data included all the patient data collected in Medtronic’s seventeen rhBMP-2 clinical trials, as well as the post-market adverse event data submitted to the FDA.

On June 18, 2013, YODA released reports from the two groups.44 OHSU and York reached similar but slightly different conclusions. OHSU found that rhBMP-2 was at least as effective as iliac crest bone graft, while York concluded that rhBMP-2 has modest benefits when compared to iliac crest bone graft. Both research teams said that the medical journal articles on

(2011); Carragee, Eugene J. et al., A Critical Review of Recombinant Human Bone Morphogenetic Protein-2 Trials in Spinal Surgery: Emerging Safety Concerns and Lessons Learned, 11 The Spine Journal 471 (2011).

44 Yale School of Medicine Center for Outcomes Research & Evaluation, Medtronic/rhBMP-2, http://medicine.yale.edu/core/projects/yodap/datasharing/medtronic/ index.aspx.

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rhBMP-2 underreported the adverse event data. OHSU noted, “Medtronic provided the FDA with complete, even exhaustive information about total adverse events and serious adverse events.”45

Along with the hundreds of pages of data analysis from the two universities, Yale also published an editorial summarizing the two reports and analyzing them from a clinician’s perspective, written jointly by a neurosurgeon from the University of Wisconsin and an orthopedic surgeon from the University of California, San Francisco.46 The two surgeons first noted that the reports showed that there was no clinically important difference between rhBMP-2 and iliac crest bone graft for use in spinal fusions. They also noted that the complication rates for both graft materials were similar for anterior approaches and posterolateral fusions, but use of rhBMP-2 in anterior cervical fusions resulted in more complications, and the data showed a higher rate of excess bone formation in posterior approaches to lumbar fusions. The surgeons noted that many of the adverse events discussed in the reports were not necessarily related to the specific graft material but rather to idiosyncratic patient responses to fusion surgery. In addition, while rhBMP-2 use may have resulted in a slightly increased cancer risk, the number of cancers and the absolute risk was so small that the relevance of that finding was questionable. The surgeons recommended that in every case, physicians should discuss with their patients the relative risks and benefits of different bone grafting materials and allow patients to help determine what material to use.

45 Oregon Evidence-based Practice Center, Oregon Health & Science University, Effectiveness and Harms of Recombinant Human Bone Morphogenetic Protein-2 (rhBMP-2) in Spine Fusion: A Systematic Review and Meta-analysis 74 (2013).

46 Resnick, Daniel & Keven J. Bozic, Meta-analysis of Trials of Recombinant Human Bone Morphogenetic Protein-2: What Should Spine Surgeons and Their Patients Do With This Information? 158 Ann. Intern. Med. 912 (2013).

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Yale’s report did not end the academic debate, and other articles analyzing INFUSE® followed. Recent articles include literature reviews of complication rates with rhBMP-247 and multiple articles presenting different views on the cancer risk.48

VII.	Description of Claims and Core Legal Concepts

In evaluating the merits of the claims asserted against the officers, directors, and others, the SLC considered the law governing those claims and potential defenses. The following is a summary of certain core legal principles governing the claims asserted in the demand letters and derivative actions. The summary should not be considered all-inclusive or determinative; rather, it sets a framework for the consideration of the relevant issues.

A.	Law Governing Proceedings of an SLC

In Minnesota, a board of directors may create a special litigation committee “consisting of one or more independent directors or other independent persons to consider legal rights or remedies of the corporation and whether those rights and remedies should be pursued.” Minn. Stat. § 302A.241 subd. 1; In re UnitedHealth Grp. Inc. S’holder Derivative Litig., 754 N.W.2d 544, 550 (Minn. 2008). “Committees other than special litigation committees … are subject at

47 See, e.g., Singh, Kern et al., Complications of Spinal Fusion with Utilization of Bone Morphogenetic Protein, 39 Spine 91 (2013) (concluding that the only statistically significant adverse complication rate was retrograde ejaculation in the ALIF population); Tannoury, Chadi A. & Howard S. An, Complications with the Use of Bone Morphogenetic Protein (BMP-2) in Spine Surgery, 14 The Spine Journal 552 (2014) (finding real concerns with adverse events from rhBMP-2 use).

48 Carragee, Eugene J. et al., Cancer Risk after Use of Recombinant Bone Morphogenetic Protein-2 for Spinal Arthrodesis, 95 J. Bone & Joint Surgery 1537 (2013) (using clinical trial data and finding significantly more cancer events in rhBMP-2 patients than in the control group); Cooper, Gregory S. et al., Risk of Cancer After Lumbar Fusion Surgery with Recombinant Human Bone Morphogenetic Protein-2 (rh-BMP-2), 38 Spine 1862 (2013) (using Medicare data and finding no evidence that using rhBMP-2 was associated with any increase in cancer risk).

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all times to the direction and control of the board.” Id. By implication, then, an SLC is not subject to a board’s direction and control.

In In re UnitedHealth Group Inc., the Minnesota Supreme Court held that under the Minnesota business judgment rule, a court must defer to a special litigation committee’s decision with respect to a shareholder derivative action if the proponent of that decision demonstrates that (1) the members of the SLC possessed a disinterested independence and (2) the SLC’s investigative procedures and methodologies were adequate, and pursued in good faith. 754 N.W.2d at 559. In Janssen v. Best & Flanagan, 662 N.W.2d 876, 889 (Minn. 2003), the court stated that a special litigation committee has an obligation to undertake a “comprehensive weighing and balancing of factors” that takes into account the legal, ethical, commercial, professional, public relations, fiscal and other factors “common to reasoned business decisions.”

B.	Claims Alleged in Demand Letters and Derivative Complaints

The primary cause of action alleged in the demand letters and derivative complaints is that Medtronic’s officers and directors breached their fiduciary duties to Medtronic. The claims, at bottom, allege a failure of oversight dependent on the allegation that the defendants knowingly or recklessly allowed Medtronic employees to promote the off-label use of INFUSE®. As there is no private cause of action for illegal promotion under the Federal Food, Drug, and Cosmetic Act, the demands and complaints claim that the Board’s encouragement of or its failure to properly oversee and prevent an illegal activity—promoting the off-label use of INFUSE®—constituted a breach of fiduciary duty. The complaining shareholders also allege that Medtronic’s officers and directors breached their fiduciary duties by violating securities laws when they knowingly issued false and misleading statements about INFUSE® sales and compliance with the Corporate Integrity Agreement. The alleged misstatements in the 2006 to

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2008 time period led to a suit and settlement that, the shareholders contend, the officers and directors should repay to Medtronic. Variously, the plaintiffs list additional claims: gross mismanagement and abuse of control, corporate waste, unjust enrichment, and violations of § 14(a) of the Exchange Act in Medtronic’s 2011 proxy statement. One of the demands uniquely seeks claw backs or restitution of compensation and royalties paid to physicians who were consultants, inventors, and authors of articles criticized in the Senate Finance Committee Staff Report. One derivative complaint states contribution and indemnification rights that it claims Medtronic has against its officers and directors for their wrongdoing.

C.	Legal Principles Applicable to Demands Letters and Derivative Complaints

1.	Breach of Fiduciary Duties

a.	Fiduciary Duties of Directors

Directors have two primary fiduciary responsibilities: the duty of loyalty and the duty of care. The Minnesota Business Corporation Act, Minn. Stat. § 302A.001 et seq. (MBCA), provides that the duty of loyalty requires directors to “discharge the duties of the position of director in good faith, in a manner the director reasonably believes to be in the best interests of the corporation.” Minn. Stat. § 302A.251 subd. 1; see also John H. Matheson, et al., Corporation Law and Practice § 3.30 (3d ed. 2013). “Good faith,” for purposes of the MBCA, means “honesty in fact in the conduct of the act or transaction concerned.” Minn. Stat. § 302A.011, subd. 13. The duty of care requires directors to have a reasonable basis to believe they are acting in the best interests of the corporation and to employ the care an ordinarily prudent person in a like position would exercise under similar circumstances. Minn. Stat. § 302A.251 subd. 1; see also Matheson et al., supra, at § 3.35. “A person who so performs those

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duties is not liable by reason of being or having been a director of the corporation.” Minn. Stat. § 302A.251 subd. 1.

When directors in good faith comply with the duties of loyalty and care, their decisions are protected by the business judgment rule. The business judgment rule is a presumption “developed by state and federal courts to protect boards of directors against shareholder claims that the board made unprofitable business decisions.” In re UnitedHealth Grp. Inc., 754 N.W.2d at 551 (additional citation omitted). Under the business judgment rule, as long as a disinterested director makes “an informed business decision, in good faith, without an abuse of discretion, he or she will not be liable for corporate losses resulting from his or her decision.” Id.; see also Minn. Stat. § 302A.251 subd. 1; Janssen, 662 N.W.2d 876 at 882 (recognizing application of business judgment rule where disinterested directors make an informed business decision in good faith and without an abuse of discretion, in part on the grounds that “courts are ill-equipped to judge the wisdom of business ventures and have been reticent to replace a well-meaning decision by a corporate board with their own”) (citation omitted). When directors fail to comply with these duties, they are not entitled to the protection of the business judgment rule and may be held liable for damages. Foy v. Klapmeier, 992 F.2d 774, 780 (8th Cir. 1993) (recognizing that, under Minnesota law, “an officer or director is personally liable for all damages caused by self-dealing in breach of his or her fiduciary obligations”) (citations omitted).49 However, “[t]o date, no court in a published opinion has imposed liability upon a director of a Minnesota corporation solely for failing to satisfy the duty of care.” Matheson et al., supra, § 3.35.

49 “Subject to any limitations in the articles or bylaws, the board may fix the compensation of directors.” Minn. Stat. § 302A.211.

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The MBCA further provides that a director can rely on information prepared by others in discharging his or her duties. Specifically, “[a] director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by:

(1)	one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

(2)	counsel, public accountants, or other persons as to matters that the director reasonably believes are within the person’s professional or expert competence; or

(3)	a committee of the board upon which the director does not serve … as to matters within its designated authority, if the director reasonably believes the committee to merit confidence.”

Minn. Stat. § 302A.251 subd. 2(a). A director is not entitled to rely on others, however, if the director “has knowledge concerning the matter in question that makes the reliance otherwise permitted by paragraph (a) unwarranted.” Minn. Stat. § 302A.251 subd. 2(b); see also Matheson et al., supra, § 3.35 (“The director is protected only if the belief as to the reliability, competence, or ability of the person or committee on which the director is relying is reasonable. The director is not protected if he or she has knowledge concerning the matter being considered that renders such reliance unwarranted.”)

Minnesota law allows for exculpation or indemnification of a director for breach of the duty of due care, though not the duty of loyalty. The MBCA provides that “[a] director’s personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director may be eliminated or limited in the articles.” Minn. Stat. § 302A.251 subd. 4. This section also establishes, however, that the articles “shall not eliminate or limit the

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liability of a director” in the following circumstances: “(a) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under section 302A.559 [liability of directors for illegal distributions] or 80A.76 [civil liability for breach of the anti- fraud provisions of the Minnesota securities regulation statute]; (d) for any transaction from which the director derived an improper personal benefit; or (e) for any act or omission occurring prior to the date when the provision in the articles eliminating or limiting liability becomes effective.” Id.

Additionally, Minnesota provides for mandatory indemnification of present and former directors (as well as officers and employees) acting in their official capacity, provided the corporation’s articles or bylaws do not provide otherwise and the activities meet the standard of conduct established by Minn. Stat. § 302A.521. In a civil case, this statutory standard of conduct requires indemnity where the individual seeking indemnity:

(1)	has not been indemnified by another entity for the same judgment and with respect to the same acts or omissions;

(2)	acted in good faith;

(3)	received no improper personal benefit; and

(3)	reasonably believed the conduct was in the best interests of the corporation.

Minn. Stat. § 302A.521 subd. 2. Thus, by meeting this statutory standard, a director, officer or employee can be entitled to indemnification and advancement from the corporation for fees, costs, and judgment in an action initiated by the corporation or a shareholders’ derivative action. See Minn. Stat. § 302A.521 subd. 1(d) (defining “proceeding” as “a threatened, pending, or

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completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the corporation”); see also Matheson et al., supra, § 10.19.

Medtronic’s articles of incorporation provide for exculpation, and neither the by-laws nor the articles of incorporation limit the statutory rights of indemnification.

b.	Fiduciary Duties of Officers

Officers are subject to much the same standard of conduct as directors, with few differences. Reporter’s Notes, Minn. Stat. Ann. § 302A.361 (West). Indeed, the statutory language describing the standard of conduct for officers and directors is identical. Id.; compare Minn. Stat. § 302A.361 (standard of conduct for officers) with Minn. Stat. § 302A.251 (standard of conduct for directors). Among the differences is the officers’ right of reliance upon others, which is somewhat more circumscribed than this right as it pertains to a director. Reporter’s Notes, Minn. Stat. Ann. § 302A.361. The standard is not automatically met, as in the case of directors, by reason of reliance upon information provided by others. Id. An officer “has no right simply to rely on information provided by another person if the matter relied on is within that officer’s own area of direct responsibility. On the other hand, that officer may have a right to rely on others if the matter is outside the scope of the relying officer’s responsibility.” Id. If “an ordinarily prudent person in the officer’s position would have relied on an expert’s opinion or on a subordinate as to a matter that is not, and should not be, the officer’s primary responsibility, reasonable reliance should be permitted under the general statutory standard set forth in Section 302A.361.” Matheson et al., supra, § 4.8.

Officers share another protection under Minnesota law: the mandatory statutory indemnification discussed above for directors applies to the good faith conduct of officers and employees as well. Minn. Stat. § 302A.521.

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2.	Gross Mismanagement/Abuse of Control

The Eighth Circuit has alluded to a claim of gross mismanagement under Minnesota law but analyzed the mismanagement claim under traditional breach of fiduciary duty standards. See, e.g., Earle R. Hanson & Assocs. v. Farmers Co-op Creamery Co. of Clear Lake, Wis., 403 F.2d 65, 69-70 (8th Cir. 1968) (applying Minnesota law). And at least two courts from other jurisdictions in the context of shareholder derivative suits have held that claims of abuse of control and gross mismanagement, among others, were not separate claims but rather premised on the breach of fiduciary duty claim. See Clark v. Lacy, 376 F.3d 682, 686-87 (7th Cir. 2004) (referring to plaintiff’s abuse of control, gross mismanagement, and waste of corporate assets claims as “repackaging the same issue under different causes of action”); In re Zoran Corp. Deriv. Litig., 511 F. Supp. 2d 986, 1019 (N.D. Cal. 2007) (although the court allowed fiduciary duty claim to proceed, summary judgment for defendants on claims of abuse of control, gross mismanagement, constructive fraud, and rescission was granted because such claims were considered “a repackaging of claims for breach of fiduciary duties instead of being a separate tort”). In the context of the demand letters and complaints here, the language of gross mismanagement and abuse of control fall under the breach of fiduciary duty category of claims.

3.	Corporate Waste

Minn. Stat. Ann. § 302A.751 subd. 1(b)(5) authorizes a court to “grant any equitable relief it deems just and reasonable in the circumstances” or “dissolve a corporation and liquidate its assets and business [if] the corporate assets are being misapplied or wasted.” “The essence of a claim of waste of corporate assets is the diversion of corporate assets for improper or unnecessary purposes.” Michelson v. Duncan, 407 A.2d 211, 217 (Del. 1979). To establish a corporate waste claim, facts must be shown that “no person of ordinary sound business judgment

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could view the benefits received in the transaction as a fair exchange for the consideration paid by the corporation.” Harbor Fin. Partners v. Huizenga, 751 A.2d 879, 892 (Del. Ch. 1999) (citation omitted); see also Glazer v. Zapata Corp., 658 A.2d 176, 183 (Del. Ch. 1993) (referring to exchange that is “so one sided that no business person of ordinary, sound judgment could conclude that the corporation has received adequate consideration”). Waste is “an extremely difficult claim to prove.” Telxon Corp. v. Bogomolny, 792 A.2d 964, 975 (Del. Ch. 2001); see also Postorivo v. AG Paintball Holdings, Inc., 2008 WL 553205, *9 n. 42 (Del. Ch. Feb. 29, 2008) (noting that although the standard for demonstrating waste is not an “impossible” one to meet, “merely poor, misguided, or loss-making transactions are insufficient for a finding of waste”) (citation omitted).

4.	Unjust Enrichment

To establish an unjust enrichment claim, and therefore a right to restitution, a claimant must show the following: (1) a benefit was conferred; (2) the benefit was accepted without payment; and (3) the benefit was retained in circumstances where it would be inequitable to retain it. Zinter v. Univ. of Minn., 799 N.W.2d 243, 247 (Minn. Ct. App. 2011); see also Caldas v. Affordable Granite & Stone, Inc., 820 N.W.2d 826, 838 (Minn. 2012) (quoting Servicemaster of St. Cloud v. GAB Bus. Servs., Inc., 544 N.W.2d 302, 306 (Minn. 1996)) (claimant “must show that the defendant has knowingly received or obtained something of value for which the defendant in equity and good conscience should pay”). “Unjust enrichment claims do not lie simply because one party benefits from the efforts or obligations of others, but instead it must be shown that a party was unjustly enriched in the sense that the term unjustly could mean illegally or unlawfully.” Caldas, 820 N.W.2d at 838; see also First Nat’l Bank of St. Paul v. Ramier, 311 N.W.2d 502, 504 (Minn. 1981).

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5.	Restitution

Restitution is the remedy for unjust enrichment of the defendant at the plaintiff’s expense. United Prairie Bank-Mountain Lake v. Haugen Nutrition & Equip., LLC, 813 N.W.2d 49, 58 (Minn. 2012) (citing 1 Dan B. Dobbs, Law of Remedies § 4.1(1) at 551-52 (2d ed.1993) (“[R]estitution claims are bound by a major unifying thread. Their purpose is to prevent the defendant’s unjust enrichment by recapturing the gains the defendant secured in a transaction.”)); Randall v. Constans, 23 N.W. 530, 533 (Minn. 1885) (holding that a plaintiff may seek restitution against a defendant who was unjustly enriched). In general, therefore, restitution is based on a benefit that has been conferred on the defendant, rather than a loss incurred by the plaintiff. United Prairie Bank-Mountain Lake, 813 N.W.2d at 58 (citing Dobbs, supra, § 4.1(1), at 555 (“Restitution measures the remedy by the defendant’s gain and seeks to force disgorgement of that gain. It differs in its goal or principle from damages, which measures the remedy by the plaintiff’s loss and seeks to provide compensation for that loss.”)).

6.	Securities Misrepresentation Claims in a Derivative Suit

Parties who are neither buyers nor sellers of securities but who claim securities law violations must bring their claims derivatively. City Nat. Bank of Fort Smith, Ark. v. Vanderboom, 422 F.2d 221, 228 (8th Cir. 1970). To establish a breach of fiduciary duty in connection with alleged misrepresentations under securities laws, a corporation suing its directors must prove a primary violation. Under the governing case law, to prove a federal fraud claim under Rule 10b-5, the plaintiff must prove the following: (1) a material misrepresentation or omission; (2) scienter; (3) a connection between the misrepresentation or omission and the purchase or sale of a security; (4) reliance upon the misrepresentation or omission; (5) economic loss; and (6) loss causation. Amgen Inc. v. Conn. Ret. Plans & Trust Funds, 133 S. Ct. 1184,

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1191-92 (2013). To be actionable, a statement must be materially misleading. Basic Inc. v. Levinson, 485 U.S. 224, 239 n.17 (1988). Silence, absent a duty to disclose, is not misleading. Id.

7.	Section 14(a) of the Securities Exchange Act of 1934

Section 14(a) of the Securities Exchange Act of 1934 (1934 Act) and SEC Rule 14a-9 thereunder prohibit false or misleading statements in connection with the solicitation of a proxy. Securities Exchange Act of 1934 § 14(a) (codified at 15 U.S.C. § 78n(a)); 17 C.F.R. § 240.14a- 9(a). The United States Supreme Court has held that valid § 14(a) claims require that the transaction allegedly damaging plaintiffs be one that required an affirmative shareholder vote. Va. Bankshares, Inc. v. Sandberg, 501 U.S. 1083, 1102, 1108 (1991); see also Int’l Broad. Corp. v. Turner, 734 F. Supp. 383, 390 (D. Minn. 1990) (identifying causation elements of a § 14(a) claim). Thus, establishing a valid § 14(a) claim requires evidence that Medtronic shareholders were required to or did approve the Spine business unit’s promotion or marketing practices. See Va. Bankshares, Inc., 501 U.S. at 1102, 1108; Gen. Elec. Co. v. Cathcart, 980 F.2d 927, 933 (3d Cir. 1992) (holding election of directors that allegedly resulted in directors’ mismanagement of company failed to “create a sufficient nexus with the alleged monetary loss” because “the shareholders’ votes did not authorize the transactions that caused the losses”).

IX.	The SLC’s Conclusions

The SLC investigated the allegations in the demand letters and derivative complaints and sought to determine whether there were rights Medtronic could properly assert but had failed to enforce and whether pursuing those claims or others arising from the same core acts and transactions would be in the best interests of Medtronic. In reaching its conclusions, the SLC

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considered the legal and factual strengths and weaknesses of all of the claims. It also undertook a comprehensive weighing and balancing of numerous factors, including the following:50

—	the significant financial expenditures required to litigate the claims, including Medtronic’s obligations to indemnify and advance defense costs;

—	the exculpatory clause contained in Medtronic’s corporate charter;

—	the applicability of the business judgment rule protecting the reasonably prudent, good faith decisions of corporate officers and directors;

—	the rights of officers and directors reasonably to rely on the information and opinions of others, including other officers and directors, employees, and advisors;

—	the lack of evidence supporting a finding of liability against the officers and directors, especially in the context of governing statutory and case law;

—	the difficulty of proving claims alleging failure of oversight over one product by officers and directors managing a company of Medtronic’s size and scope;

—	the difficulty of discerning the difference between off-label promotion and appropriate dissemination of information in the context of scientific exchange and patient safety;

—	the difficulty of establishing the elements of a primary securities law violation in connection with the claimed misrepresentations or omissions, especially falsity, materiality, scienter, reliance, and loss causation;

50 The factors in this list are not exclusive and are not listed in any particular order. No inferences should be drawn about the weight the SLC applied to any factor based on where it appears in this list.

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—	credible assertions of Medtronic sales and marketing personnel as to their objective knowledge that Medtronic policy prohibited off-label promotion and their subjective belief that they did not engage in off-label promotion;

—	Medtronic’s efforts to review, clarify, and strengthen its compliance programs, including procedures prohibiting off-label promotion of its products while allowing for the lawful exchange of scientific information to enhance patient safety in physician-directed uses;

—	Medtronic’s responsiveness to safety issues with the off-label use of INFUSE® in cervical spine surgery and its initiation of procedures to inform and warn clinicians of those issues;

—	the policies behind the rule barring private causes of action under the Federal Food, Drug, and Cosmetic Act, including the importance of allowing the FDA and Department of Justice to interpret the ambit of its prohibitions in the first instance;

—	the almost four-year Department of Justice investigation of some of the same issues as those raised in the demand letters and derivative complaints and the fact that the Department of Justice closed its investigation without taking any action against Medtronic or any individual associated with Medtronic;

—	the evidence and conclusions embodied in the Senate Finance Committee Staff Report and the methodology the staff used to investigate the issues raised in the report;

—	the existence of FDA procedures regarding its issuance of warning letters for violations of regulatory significance, including off-label promotion of products, and the lack of any warning letter from the FDA or regulatory proceedings related to INFUSE®;

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—	the historical and current importance of Medtronic’s close working relationships with the medical profession to facilitate development of important therapies in all of its businesses;

—	the possible effects of hindsight bias;

—	the existence of compliance procedures, mechanisms for enforcement, and the active review of and involvement in compliance issues by the Audit Committee of Medtronic’s Board of Directors;

—	the credibility and competence of Medtronic personnel at many levels as demonstrated in interviews with the SLC;

—	Medtronic’s cooperation with the investigations of the Department of Justice, the Senate Finance Committee, multiple states’ attorneys general, and the SLC;

—	the existence of and possible effects on parallel litigation in state and federal courts, including civil investigative demands, a securities-law class action, and numerous personal injury suits;

—	the disruption and distraction that would be caused by suing or taking other legal action against past and present officers and directors, employees, physician-consultants and physician-inventors, or any of them;

—	the effect on employee morale if Medtronic pursued such claims;

—	potentially applicable statutes of limitation;

—	the issue of derivative shareholders’ standing to assert claims on behalf of Medtronic;

—	potential effects on Medtronic’s current and future business relationships;

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—	Medtronic’s responsiveness to concerns raised by the medical community, legislators, and others and its adoption of policies to address well-taken concerns; and

The SLC has determined that it would not be in Medtronic’s best interests to set forth detailed factual findings on the claims made in the demand letters and derivative complaints, as Medtronic is a defendant in ongoing federal securities fraud and personal injury litigation involving similar allegations. Nevertheless, the SLC has determined that it is important to clearly state this finding: it has not found support for and rejects the core proposition of the demand letters and derivative complaints—that Medtronic, with the knowledge and complicity of the defendants, designed and executed a scheme to evade the FDA’s prohibition against off- label promotion in order to increase the sales of INFUSE®.

Consequently, the SLC has determined, as set forth above, that it would not be in Medtronic’s best interests to pursue claims against the officers, directors or others identified directly or indirectly in the demand letters and derivative complaints. The SLC, through its counsel, will communicate that determination to the demand parties and seek dismissal with prejudice of the pending complaints.

Dated: May 30, 2014	Respectfully,

The Special Litigation Committee of the Board of Directors of Medtronic, Inc.

John Matheson, Chair

Hon. George McGunnigle, Member

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